UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A)

OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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FORTERRA, INC.

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Dear Stockholders,

I would like to invite you to join us at Forterra’s virtual Annual Meeting of Stockholders on Wednesday, May 12, 2021, at 10:30 a.m., central daylight time. In light of the public health crisis resulting from the coronavirus (COVID-19) pandemic and the related protocols and orders that federal, state and local governments have, or may in the future, implement, the Board of Directors has, after careful consideration, determined to conduct the Annual Meeting exclusively online via live webcast. During the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting and this Proxy Statement.

In addition to the Proxy Statement you should have received a copy of our Annual Report on Form 10-K for fiscal year 2020, which we encourage you to read. It includes information about our operations as well as our audited, consolidated financial statements. You can also access a copy of our 2020 Annual Report on Form 10-K on the Company’s investor relations website at investors.forterrabp.com.

Please take this opportunity to participate in the affairs of our company by voting on the business to come before the Annual Meeting. Whether or not you plan to attend the Annual Meeting online, please complete, sign, date and return the accompanying proxy card or voting instruction card or vote electronically on the Internet or by telephone. See “About the Annual Meeting-How do I vote by proxy?” in the Proxy Statement for more details. Returning the proxy card or voting instruction card does not deprive you of your right to attend the Annual Meeting online and to vote your shares at that time for the matters to be acted upon at the Annual Meeting.

April 9, 2021

Sincerely,

Karl H. Watson, Jr.

Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to Be Held on May 12, 2021.

The Proxy Statement and accompanying 2020 Annual Report to Stockholders are available at www.proxydocs.com/FRTA.

NOTICE OF ANNUAL MEETING OF FORTERRA, INC.

TIME AND DATE:	10:30 a.m., Central Daylight Time, on Wednesday, May 12, 2021

LOCATION:	www.proxydocs.com/FRTA*

ITEMS OF BUSINESS:	The following matters of business will be voted on at the meeting:

•	To elect the six director nominees named in the Proxy Statement to hold office until the 2022 annual meeting;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021;

•	To approve, on an advisory basis, the compensation of our named executive officers as disclosed in the Proxy Statement; and

•	To conduct such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

RECORD DATE:	Only stockholders of record as of the close of business on March 31, 2021 are entitled to receive notice of, to attend online and to vote at the Annual Meeting and any adjournment or postponement thereof.

PROXY VOTING:	Whether or not you plan to attend the Annual Meeting online, we urge you to review these materials carefully and to vote by Internet, by telephone or by mailing your proxy card or voting instruction card. You can revoke your proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

2021 VIRTUAL ANNUAL MEETING

In light of the public health crisis resulting from the coronavirus (COVID-19) pandemic and the related protocols and orders that federal, state and local governments have, or may in the future, implement, the Board of Directors has, after careful consideration, determined to conduct the Annual Meeting exclusively online via live webcast. The Board of Directors believes this is the right decision for Forterra and its stockholders at this time, as the virtual Annual Meeting will facilitate stockholder attendance and participation while safeguarding the health of our stockholders, the Board of Directors, and Forterra’s management. You will be able to attend the Annual Meeting online, view the list of stockholders of record, vote your shares electronically and submit questions prior to and during the meeting.

* In order to attend the Annual Meeting, you must register at www.proxydocs.com/FRTA using the control number on your proxy card or voting instruction card. Please be sure to follow instructions found on your proxy card or voting instruction card and subsequent instructions that will be delivered to you via email.

By Order of the Board of Directors,

Lori M. Browne

Executive Vice President & General Counsel

Irving, Texas

April 9, 2021

PROXY STATEMENT TABLE OF CONTENTS

PROXY SUMMARY

We are providing these proxy materials in connection with the 2021 Annual Meeting of Stockholders of Forterra, Inc. This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should carefully read this Proxy Statement before voting. For more complete information regarding the Company’s 2019 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, or the 2020 Form 10-K.

2021 ANNUAL MEETING OF STOCKHOLDERS

Date and Time	Record Date	Location

May 12, 2021 at 10:30 a.m. (Central Daylight Time)	March 31, 2021	www.proxydocs.com/FRTA*

Agenda Items:

	Proposal	Board Recommendation	Page Reference

1	Election of the six director nominees named in this Proxy Statement	FOR EACH NOMINEE	5

2	Ratification of the appointment of Ernst & Young LLP for 2021	FOR	6

3	Advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement	FOR	7

VOTING YOUR SHARES

You are entitled to vote your shares if you were a stockholder at the close of business on March 31, 2021, the record date for the Annual Meeting. You may vote:

•	By Telephone – You may call the number listed on your proxy card or voting instruction card.

•	By Mail – You may complete, sign, date and return your proxy card or voting instruction card in the envelope provided.

•	By Internet – You may vote electronically on the Internet by visiting the webpage address listed on your proxy card or voting instruction card.

•	In Person at the Meeting* – You may attend the Annual Meeting online and vote at that time.

* In order to attend the Annual Meeting, you must register at www.proxydocs.com/FRTA using the control number on your proxy card or voting instruction card. Please be sure to follow instructions found on your proxy card or voting instruction card and subsequent instructions that will be delivered to you via email regarding registration for attending the meeting. See “About the Annual Meeting-How do I vote by proxy?”, “About the Annual Meeting-How can I attend the Annual Meeting?”, and “About the Annual Meeting-How do I vote at the Annual Meeting?”, below and your proxy card or voting instruction card accompanying this Proxy Statement for further information.

ABOUT THE ANNUAL MEETING

We are providing these proxy materials in connection with the 2021 Annual Meeting of Stockholders of Forterra, Inc., or the Annual Meeting. This Proxy Statement, the accompanying proxy card or voting instruction card, and the Company’s 2020 Annual Report to Stockholders are first being mailed to stockholders on or about April 14, 2021. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully. Unless the context otherwise indicates, references to “Forterra,” “our company,” “the Company,” “us,” “we” and “our” refer to Forterra, Inc. and its consolidated subsidiaries.

Who is soliciting my vote?

The Board of Directors of the Company, or the Board, is soliciting your vote in connection with the 2021 Annual Meeting of Stockholders.

What is the purpose of the Annual Meeting?

The meeting will be the Company’s regular, Annual Meeting of Stockholders. You will be voting on the following matters at the Annual Meeting:

1.	To elect the six director nominees named in the Proxy Statement to hold office until the 2022 annual meeting of stockholders;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021; and

3.	To approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement.

Stockholders will also act upon such other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

How does the Board of Directors recommend I vote?

The Board recommends a vote:

1.	For the election of each of Chris Meyer, Chip Cammerer, Rafael Colorado, Maureen Harrell, Chad Lewis, and Karl H. Watson, Jr. as directors to hold office until the 2022 annual meeting of stockholders;

2.	For the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021; and

3.	For the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

Who is entitled to attend and vote at the Annual Meeting?

The Board set March 31, 2021 as the record date for the Annual Meeting, or the Record Date. All stockholders who owned common stock of the Company at the close of business on the Record Date may attend online and vote at the Annual Meeting.

How can I attend the Annual Meeting?

In light of the public health crisis resulting from the coronavirus (COVID-19) pandemic and the related protocols and orders that federal, state and local governments have, or may in the future, implement, the Board of Directors has, after careful consideration, determined to conduct the Annual Meeting exclusively online via live webcast.

In order to attend the Annual Meeting, you must register at www.proxydocs.com/FRTA using the control number on your proxy card or voting instruction card. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting and will also permit you to submit questions. Please be sure to follow instructions found on your proxy card or voting instruction card and subsequent instructions that will be delivered to you via email.

Recording of the Annual Meeting is strictly prohibited.

How many votes can be cast by stockholders?

Each share of common stock is entitled to one vote. There is no cumulative voting. There were 66,655,683 shares of common stock outstanding and entitled to vote on the Record Date.

How many votes must be present to hold the Annual Meeting?

A majority of the outstanding shares of common stock as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the Annual Meeting if you attend the Annual Meeting online and vote in person, if a proxy card or if voting instruction card has been properly submitted by you or on your behalf or you have voted electronically on the Internet or by telephone. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. A “broker non-vote” is a share of common stock that is beneficially owned by a person or entity and held by a broker or other nominee, but for which the broker or other nominee (1) lacks the discretionary authority to vote on certain matters and (2) has not received voting instructions from the beneficial owner in respect of those specific matters.

How many votes are required to elect directors and approve the other proposals?

Directors are elected by a plurality of the votes cast. This means that the individuals nominated for election to the Board who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Abstentions and broker non-votes are not counted for purposes of the election of directors and, therefore, will not affect the outcome of the election of directors.

In respect of proposals 2 and 3, to be approved, such proposals must receive the affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against such proposal. Broker non-votes will not affect the outcome of any of these proposals.

Although they will be considered by the Board, and our Audit Committee or our Compensation Committee, as applicable, the results of the advisory votes on the ratification of the appointment of Ernest & Young, LLP and the compensation of the Company’s named executive officers are not binding on the Board, or the Audit Committee or Compensation Committee, as applicable.

Lone Star Fund IX (U.S.), L.P., which we refer to in this Proxy Statement, along with its affiliates and associates (excluding us and other companies that it owns as a result of its investment activities), as Lone Star, beneficially owns approximately 52.4as indicated that it will vote its shares in favor of the director nominees named in this Proxy Statement and in favor of Proposals 2 and 3. If Lone Star votes as it has indicated, its vote is sufficient to satisfy the quorum and voting requirements necessary to elect the six director nominees and to approve Proposals 2 and 3.

How do I vote by proxy?

You can vote your shares by completing and returning the proxy card or voting instruction card accompanying this Proxy Statement. You also have the option of voting your shares electronically on the Internet or by telephone.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card or voting instruction card. Please see your proxy card or voting instruction card for more information on how to vote by proxy and electronically on the Internet or by telephone.

How do I vote at the Annual Meeting?

In order to attend the Annual Meeting, you must register at www.proxydocs.com/FRTA. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the

Annual Meeting and to vote and submit questions during the Annual Meeting. As part of the registration process, you must enter the control number located on your proxy card or voting instruction card. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you will also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the registration process.

What if I don’t vote for some of the items listed on my proxy card or voting instruction card?

If you return your signed proxy card or voting instruction card in the enclosed envelope but do not mark selections, it will be voted in accordance with the recommendations of the Board. Similarly, if you vote electronically on the Internet or by telephone and do not vote on all matters, your shares will be voted in accordance with the recommendations of the Board for the matters on which you do not vote. In connection therewith, the Board has designated Karl H. Watson, Jr. and Lori Browne as proxies. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your shares will be voted in accordance with your instructions. Similarly, if you vote electronically on the Internet or by telephone and vote on any matter, your shares will be voted in accordance with your instruction. If any other matter properly comes before the Annual Meeting, the shares will be voted in the discretion of the persons voting pursuant to the respective proxies.

If you are a beneficial owner and hold your shares in street name through a broker or other nominee and do not return the voting instruction card, the broker or other nominee will vote your shares on each matter at the Annual Meeting for which he or she has the requisite discretionary authority. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the appointment of independent registered public accounting firms. However, brokers do not have the discretion to vote on the election of directors or the advisory vote on the compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

Who pays for the proxy solicitation and how will the Company solicit votes?

The Company bears the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, the Company’s directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or email. These individuals will not be paid any additional compensation for any such solicitation. The Company will request brokers and other nominees who hold shares of common stock in their names to furnish proxy materials to the beneficial owners of such shares. The Company will reimburse such brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

Can I change or revoke my vote after I return my proxy card or voting instruction card?

Yes. Even if you sign and return the proxy card or voting instruction card in the form accompanying this Proxy Statement or you vote electronically over the Internet or by telephone, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting by giving written notice to the Secretary of the Company, specifying such revocation. You may also change your vote by timely delivering a valid, later-dated proxy or voting instruction card, a later-dated electronic vote over the Internet, by telephone or by voting online at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the stockholder of record, you must request, complete and deliver a proxy from your broker or other nominee.

PROPOSAL 1. ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will be asked to elect the six directors named in this Proxy Statement to serve on the Board. The Company’s Certificate of Incorporation provides that the Board shall consist of not fewer than two nor more than 15 directors with the exact number to be determined from time to time by resolution adopted by the Board. Our Board currently consists of 9 directors. Our Certificate of Incorporation provides that our Board shall be divided into three classes, with the term of office of one class expiring each year each class consisting, as nearly as possible, of one-third of the total number of directors. Also pursuant to our Certificate of Incorporation, beginning with the 2020 Annual Meeting, directors in the class the term of which expired at the meeting would be elected to hold office for a one-year term, with the Board ultimately being fully declassified following the 2022 annual meeting of stockholders. The terms of office of former Class I directors, which class has now been declassified, and Class II directors, which will be declassified following the Annual Meeting, each end at the Annual Meeting, and the terms of office of Class III directors, the last remaining class of directors, end at the 2022 annual meeting of stockholders. Beginning with the 2022 annual meeting, all directors will be elected annually to serve one-year terms.

At the Annual Meeting, six individuals will be elected for one-year terms expiring in 2022. Our Board has nominated Chris Meyer, Chip Cammerer, Rafael Colorado, Maureen Harrell, Chad Lewis and Karl H. Watson, Jr. to be reelected as directors for terms of one year, each expiring at the 2022 annual meeting of stockholders. Each currently serves as a director.

When elected, the directors serve until their successors have been duly elected and qualified or until any such director’s earlier resignation or removal. The Board believes that each of the six nominees is highly qualified and has experience, skills, background and attributes that qualifies each of them to serve as a director of Forterra. Please see “The Board and Its Committees” below for information about the nominees for election as directors and the current members of the Board who will continue serving following the Annual Meeting, their business experience and other pertinent information.

Proxies cannot be voted for a greater number of persons than the number of nominees named. If you sign and return the accompanying proxy card or voting instruction card or vote electronically over the Internet or by telephone, your shares will be voted for the election of the six nominees recommended by the Board unless you choose to abstain or vote against any of the nominees. If any nominee for any reason is unable to serve or will not serve, proxies may be voted for such substitute nominee or nominees as the proxy holder may determine. The Company is not aware of any nominee who will be unable to or will not serve as a director. The Company did not receive any stockholder nominations for director for the Annual Meeting.

Directors are elected by a plurality of the votes cast. This means that the six individuals nominated for election to the Board who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Abstentions and broker non-votes will not affect the outcome of the election of directors.

The Board of Directors unanimously recommends that you vote FOR each of the six director nominees.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP to audit the consolidated financial statements of the Company as of December 31, 2021 and for the fiscal year then ending. At the Annual Meeting, stockholders will be asked to ratify the appointment of Ernst & Young LLP.

The Company has been advised by Ernst & Young LLP that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors, tax advisors and consultants. The Company has also been advised that representatives of Ernst & Young LLP will be present at the Annual Meeting, by telephone or other electronic means, where they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Certificate of Incorporation nor the Company’s Bylaws require that stockholders ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, we are requesting ratification because we believe it is a matter of good corporate practice. If the Company’s stockholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but may, nonetheless, retain Ernst & Young LLP as the Company’s independent registered public accountants. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time if it determines that the change would be in the best interests of the Company and its stockholders.

The affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote is necessary to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021. Abstentions have the same effect as a vote against the proposal. Broker non-votes, if any, will not affect the outcome of this proposal.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.

PROPOSAL 3. ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (SAY-ON-PAY)

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act, and Section 14A of the Securities Exchange Act of 1934, as amended we are asking our stockholders to approve, on an advisory basis, the compensation paid to our named executive officers, or NEOs, as disclosed in the “Compensation Discussion and Analysis” section of this Proxy Statement and the compensation tables and narrative discussion that follow such section.

Although this vote is not binding on our company, it will provide information to the Compensation Committee of our Board regarding investor views about our executive compensation philosophy, policies and practices, which the Compensation Committee will consider when determining executive compensation in the future.

In connection with this proposal, you are encouraged to carefully review the Compensation Discussion and Analysis section as well as the information contained in the executive compensation tables and accompanying narrative discussion in this Proxy Statement. The Compensation Committee believes our executive compensation program is reasonable and aligned with stockholder interests.

At our 2017 Annual Meeting of Stockholders, our stockholders voted, on an advisory basis, in favor of holding an advisory vote on the Company’s named executive officer compensation every year. In consideration of the results of this advisory vote, our Board has adopted a policy providing for annual say-on-pay votes. Unless our Board modifies this policy, our next advisory vote on compensation following this vote is expected to be held at our 2022 annual meeting of stockholders.

Our stockholders are being asked to approve, by advisory vote, the following resolution relating to the compensation of our named executive officers as reported in this Proxy Statement:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion contained in this Proxy Statement.”

The affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote is necessary to approve, on an advisory basis, the compensation of the Company’s named executive officers. Abstentions have the same effect as a vote against the proposal. Broker non-votes will not affect the outcome of the proposal.

The Board of Directors unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board believes that its members, and the Board as a whole, should possess the appropriate combination of skills, professional experience, and diversity of backgrounds to oversee the Company’s business. The Board also believes there are certain attributes each individual director should possess, as reflected in the Board’s membership criteria. Accordingly, the Board and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually as well as in the broader context of the Board’s overall composition and the Company’s current and future needs. The Nominating and Corporate Governance Committee is responsible for periodically reviewing with the Board the appropriate skills and characteristics that Board members should possess in the context of the current make-up of the Board and the Company’s current circumstances. This assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve. This assessment takes into consideration all factors deemed relevant by the Nominating and Corporate Governance Committee, including the matters described under “Committees of the Board of Directors-Nominating and Corporate Governance Committee” below. For incumbent directors, the factors also include past performance on the Board and its committees.

The following discussion sets forth the names, ages and background information of the nominees for election as director and the current members of the Board who will continue serving following the Annual Meeting, as well as each individual’s specific experience, qualifications and skills that led the Board to conclude that each such nominee/director should serve on the Board. The individuals who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter.

NOMINEES

Chris Meyer—Mr. Meyer, age 50, is a Class II director and has been Chairman of our Board since July 2017 and a member of our Board since October 2016. Since February 2021, Mr. Meyer has served as President & CEO at Cockrell Interests, a large institutional family office, where he led investments across public equities and credit, private equity, real estate, and energy assets. Prior to his role at Cockrell Interest, Mr. Meyer served as Senior Managing Director of Lone Star North America Acquisitions, L.P., an affiliate of ours and Lone Star, from April 2018 through January 2021, where he led all acquisition efforts for Lone Star in North America. Immediately prior to his role at Lone Star, Mr. Meyer served as Managing Director of Hudson Americas L.P., a related party of Lone Star and ours, from February 2015 through April 2018, where he had oversight responsibility for all of Lone Star’s private equity investments, including our company, and also assisted with the due diligence and underwriting of potential operating company investments. Prior to joining Hudson Americas, Mr. Meyer held a number of positions with McKinsey & Company, Inc., a global management consulting firm, most recently serving as a Director (Senior Partner). While at McKinsey, Mr. Meyer managed the Dallas office, co-led the Consumer Practice group and co- founded McKinsey’s Consumer Marketing Analytics Center. Mr. Meyer previously served as a member of the board of directors of Foundation Building Materials, Inc. and currently serves as a member of the board of directors of a number of privately held companies, including several for which he serves as chairman. Mr. Meyer earned a Bachelor of Science degree in Industrial Engineering from North Carolina State University and a Master of Business Administration degree from Harvard Business School.

Mr. Meyer’s background, including as a management consultant in a wide range of industries, allows him to assist the Board in understanding and addressing a wide variety of the issues it faces. Mr. Meyer also brings significant financial and operational expertise developed through his past and current leadership and oversight roles. His past responsibilities for Lone Star’s companies, including our company, also provide Mr. Meyer with a deep working knowledge of our business and operations.

Karl H. Watson, Jr.—Mr. Watson, age 56, is a Class I director and has served as our Chief Executive Officer and a member of our Board since July 2019. Mr. Watson has over 30 years of global experience in the construction materials industry. Prior to joining us, Mr. Watson served as Executive Vice President and Chief Operating Officer of Summit Materials, Inc., a construction materials company, which he joined in January 2018. From January 2017 to December 2017, Mr. Watson served as the President of the Cement & Southwest Ready Mix division at Martin Marietta, Inc., a supplier of aggregates and heavy building materials. Mr. Watson served as the President of CEMEX USA at CEMEX, S.A.B. de C.V., a Mexican multinational building materials company, from April 2011 through December 2015 and served as its advisor from January 2016 to June 2016. Earlier in his career Mr. Watson held various leadership positions at CEMEX and Rinker Group Ltd, which was acquired by CEMEX in 2007, in both the United States and Australia. Mr. Watson is a past Chairman of the National Ready Mix Concrete Association, Florida Concrete and Products Association, and past Vice Chairman of the Portland Cement Association. He has also served on the Executive Committees of the National Stone, Sand, and Gravel Association and Cement, Concrete & Aggregates Australia. Mr. Watson holds a Bachelor of Science in Business Administration from Palm Beach Atlantic University, a Master of Business Administration from Rice University (Jones School) and completed the Advanced Management Program at Harvard Business School.

As our Chief Executive Officer, Mr. Watson brings a deep understanding of our business, operations and strategic planning to the Board. Mr. Watson brings extensive experience and knowledge of the construction and building materials industry to the Board. In addition, Mr. Watson’s service on the Board provides a direct and open channel of communication between the Board and management.

Richard “Chip” Cammerer, Jr.—Mr. Richard Cammerer, Jr., also known as Chip, age 47, is a Class II director and has been a member of our Board since April 2018. Mr. Cammerer currently serves as a Managing Director Lone Star North America Acquisitions, L.P., an affiliate of ours and Lone Star, a position he has held since January 2020. Prior to his position with Lone Star, Mr. Cammerer was a Managing Director of Hudson Advisors L.P., a related party of Lone Star and ours, since January 2016. Mr. Cammerer has over 20 years of experience within the commercial and investment banking industry, advising corporate clients and boards on a range of strategic and financial transactions. He served as Managing Director of Consumer & Retail Investment Banking Group at RBC Capital Markets LLC from June 2014 to January 2016. From 2006 to June 2014, he held various roles within Citigroup Global Markets Inc.’s investment banking arm in New York, most recently being promoted to Managing Director of the industry team in 2010. Previously, he held roles in Deutsche Bank Securities Inc., Banc of America Securities LLC and Bank of America, N.A. Mr. Cammerer served as Non-Executive Director of Forterra plc., a former affiliate of ours, from March 2016 to April 2017 and currently serves as a member of the board of other private companies. Mr. Cammerer holds a Bachelor of Business Administration in Finance from Southern Methodist University and a Master of Business Administration degree from Vanderbilt University with a dual concentration in Finance and Accounting.

Mr. Cammerer’s background, including as a commercial and investment banker serving a wide variety of industries, allows him to bring broad financial management and financial markets expertise to the Board that allows him to make valuable contributions to our capital structure and financing and investing activities. In addition, Mr. Cammerer’s past and current leadership and oversight roles for a number of other companies allow him to assist the Board in strategic, financial and operational decisions.

Rafael Colorado—Mr. Colorado, age 43, is a Class II director and has been a member of our Board since September 2018. Mr. Colorado serves as a Managing Director with Hudson Advisors L.P., a related party of Lone Star and ours, a position he has held since April 2019, and where he served as Director from January 2016 through April 2019. In his role, Mr. Colorado advises on legal issues impacting operating companies that are affiliates of Lone Star within North America, as well as other corporate investments for which Hudson or its subsidiaries provide underwriting and asset management services in North America. In particular, Mr. Colorado has been actively involved in the negotiation and closing of numerous acquisitions, asset sales and lending transactions, for the Company and other Lone Star portfolio companies. This is Mr. Colorado’s second stint with Hudson having previously served as a Vice President from 2008 to 2012. Before rejoining Hudson, Mr. Colorado was a Partner at the law firm of Perkins Coie LLP, from 2012 to 2016, where he supported clients in various types of mortgage banking transactions, private and public securities offerings, debt financing transactions and mergers and acquisitions. Prior to his time at Hudson, Mr. Colorado was an attorney with Bank of America and a Certified Public Accountant with Ernst & Young LLP. Mr. Colorado currently serves as a member of the board of directors of a number of privately held companies. Mr. Colorado graduated from the University of Texas at Austin where he obtained a Bachelor of Business Administration degree and a Master of Professional Accounting degree. Mr. Colorado also received a Juris Doctor degree with honors from the University of Texas School of Law. Mr. Colorado is a Certified Public Accountant in the state of Texas.

Mr. Colorado brings to the Board his extensive experience in private equity and the financial markets. His legal and financial education and qualifications, as well as his significant experience with capital and debt markets transactions and with the management of investments in many different types of businesses enable him to contribute solid insight and assistance both in respect of the Company’s transactions and its capital structure, including financing and investing activities. His financial and legal background will assist management and the Board in addressing a wide variety of issues we may face.

Maureen Harrell—Ms. Harrell, age 41, is a Class I director and has been a member of our Board since February 2020. Ms. Harrell has been a Managing Director of Hudson Americas, L.P., a related party of ours and of Lone Star, since June 2019. Ms. Harrell has oversight responsibility over a number of Lone Star’s private equity investments, including its investment in us and also assists with the due diligence and underwriting of potential operating company investments. Ms. Harrell currently serves on the board of directors of Foundation Building Materials, Inc. (NYSE: FBM), a position she has held since February 2020. Prior to joining Hudson Americas, Ms. Harrell previously served as a Director at Alinda Capital Partners, LLC, and independent infrastructure investment firm, from October 2010 to May 2019, where she had oversight over several infrastructure investments and served on the boards of directors of a number of privately held companies. Prior to Alinda, Ms. Harrell held roles at GE Capital from 2008 to 2010 and at Pricewaterhouse Coopers, LLP from 2001 to 2006. Ms. Harrell earned a Bachelor of Arts degree in Economics from Bowdoin College and a Master of Business Administration degree from the University of Virginia Darden School of Business.

Ms. Harrell brings extensive financial and operational management experience to the Board given her extensive experience in the private investment community as well as experience gained during her consulting career.

Chad Lewis—Mr. Lewis, age 38, is a Class I director and has been a member of our Board since April 2018. Mr. Lewis is a Director of Hudson Americas L.P., a related party of Lone Star and ours, where he is responsible for executing and managing private equity investments, a position he has held since January 2019. Previously, Mr. Lewis held other roles at Hudson America, L.P., serving as a Vice President from June 2015 to December 2018 and as an Associate from January 2015 to June 2015. Prior to Hudson Americas, Mr. Lewis was a Consultant at Bain & Company from January 2014 to January 2015 and an Associate at Prospect Partners, LLC from August 2009 to July 2011. Mr. Lewis began his career as an investment banking analyst, and later an Associate, at Lincoln International. Mr. Lewis holds an Master of Business Administration from the University of Texas at Austin, which was earned between his time at Prospect Partners and Bain & Company, and a Bachelor of Science with Special Attainments in Commerce from Washington and Lee University, where he graduated cum laude. Mr. Lewis has previously served as a member of the board of directors of Foundation Building Materials, Inc. and currently serves on the board of directors of another privately held company.

Mr. Lewis brings broad expertise in financial and operational management to the Board. His extensive experience in private equity and the financial markets also allows him to make valuable contributions with respect to our growth initiatives, acquisitions and investing activities. His responsibilities for Lone Star’s companies, including in connection with our company, also provide Mr. Lewis with a valuable working knowledge of our business and operations.

CONTINUING DIRECTORS

Clint McDonnough—Mr. McDonnough, age 65, is a Class III director and has been a member of our Board since October 2016. Mr. McDonnough has been the Managing Partner of McDonnough Consulting LLC, a consulting firm, since May 2016. Before retiring in June 2015, Mr. McDonnough served 38 years at Ernst & Young LLP, most recently serving as the Managing Partner of the firm’s Dallas office. In his role as Managing Partner, Mr. McDonnough was responsible for leading all day-to-day practice operations in one of the firm’s largest markets. Prior to serving as Managing Partner, Mr. McDonnough was the firm’s Managing Partner of Assurance & Advisory Business Services for the southwest area practice. Mr. McDonnough has been a member of the board of directors of UDR, Inc. since February 2016. Mr. McDonnough is also active in, and serves on the boards of, several charitable and educational organizations.

Mr. McDonnough brings a significant level of financial and accounting expertise to the Board developed during his more than 35 year career with Ernst & Young LLP. This experience, in particular his experience gained working with numerous listed companies, provides valuable insight regarding public company reporting matters, as well as insight into the process of an audit committee’s interactions with the board and management.

John McPherson—Mr. McPherson, age 52, has served as our Lead Director and non-executive Vice Chairman of the Board and as a Class III director since June 2019 and October 2016, respectively. Mr. McPherson served as Executive Vice President, Chief Financial and Strategy Officer of Vulcan Materials Company, a publicly traded producer of construction aggregates, asphalt mix and ready-mixed concrete, from July 2014 through August 2018, and remained as Executive Vice President, Chief Strategy Officer through December 2018. Prior to assuming those roles, Mr. McPherson served in a number of other roles for Vulcan, including Executive Vice President and Chief Financial Officer from January 2014 to June 2014, Senior Vice President—East Region from November 2012 to December 2013 and Senior Vice President, Strategy and Business Development from October 2011 to November 2012. Before joining Vulcan in October 2011, Mr. McPherson worked at McKinsey & Company, Inc., a global management consulting firm, beginning in 1995, most recently serving as a Senior Partner from 2006 to 2011. Mr. McPherson is a graduate of Stanford University where he earned both a Bachelor of Arts in Economics and a Master of Business Administration.

Mr. McPherson brings a significant level of financial and accounting expertise to the Board developed during his professional career, including through his service as a Chief Financial Officer. Mr. McPherson’s valuable public company experience also provides the Board with valuable insight regarding public company reporting matters, as well a first-hand view of management’s day-to-day duties and responsibilities.

Jacques Sarrazin—Mr. Sarrazin, age 71, is a Class III director and has been a member of our Board since October 2016. Mr. Sarrazin has also been a Partner at and President of Edalfaust, a strategy and development consulting firm, since 2015. Mr. Sarrazin also served as an Affiliate Partner at Lindsay Goldberg, a private equity fund, from 2015 through December 2019. Prior to 2015, Mr. Sarrazin held a number of executive positions with Lafarge SA, a French industrial company, over a period of almost 25 years, most recently serving as Group Vice President of Strategy from 2007 to 2014. Prior to Lafarge, Mr. Sarrazin was employed by Pechiney, an aluminum company, and served as a research fellow at Ecole Polytechnique in Paris. Mr. Sarrazin holds a degree in Mining Engineering from Ecole des Mines, Nancy and a Ph.D. from the University of Texas at Austin.

Mr. Sarrazin brings a significant level of industry experience to the Board developed during his approximately 25 year career in the industrial and construction industries, including as an executive at Lafarge. His service as an executive also provides the Board with valuable insight regarding management’s day-to-day duties and responsibilities.

MEETINGS OF THE BOARD OF DIRECTORS

The Board holds regularly scheduled meetings throughout the year and holds additional meetings from time to time as it deems necessary or desirable to carry out its responsibilities. In addition, our non-management directors meet as a group at each regularly scheduled Board meeting in an executive session in which the Chief Executive Officer and other members of management are not present. The Board held twelve meetings in fiscal 2020. All directors attended at least 75% of all meetings of the Board and of the Committees thereof on which they served during the year (or portion thereof during which such director served). Our Principles of Corporate Governance provides that directors are expected to attend annual meetings of stockholders; all directors attended the 2020 annual meeting of stockholders, which was held virtually.

DIRECTOR COMPENSATION

For service during 2020, each of our independent directors received an annual retainer of $75,000, with an additional $20,000 annual fee for service as the chair of the Audit Committee, $15,000 annual fee for service as the chair of the Compensation Committee, $10,000 annual fee for service as the chair of the Nominating and Corporate Governance Committee and $7,500 annual fee for service on a committee of the Board. All such cash fees are paid quarterly in arrears. In addition, Messrs. McDonnough and Sarrazin each receive an award of restricted stock units with a grant date fair value of $100,000 per year which are awarded annually at our annual meeting of stockholders and vest in full at the following year’s annual meeting of stockholders. In recognition of Mr. McPherson’s services as our Lead Director and non-executive Vice Chairman of the Board for 2020 and any subsequent years in which he serves his total cash and equity compensation earned for Board services will equal $250,000, the maximum annual amount payable to non-employee directors under our 2018 Stock Incentive Plan.

Effective as of April 1, 2020, the independent members of the Board voluntarily agreed to forgo specified amounts of their cash retainer compensation as a precautionary measure to preserve cash in connection with the Company’s initial response to the economic uncertainty related to the COVID-19 pandemic. The cash retainer amounts foregone were reinstated on July 1, 2020, retroactively to April 1, 2020.

Our Board approved these compensatory arrangements after reviewing director compensation practices at our peer companies, and the Compensation Committee regularly reviews Board compensation, recommending any adjustments to the full Board. We do not pay any additional compensation to directors who are members of our management or are or were employed by or consultants for Lone Star or one of its affiliates or related parties, but we reimburse all directors for out-of-pocket expenses they incur in connection with attending Board and committee meetings or otherwise in their capacity as directors.

The table below sets forth the compensation paid (or credited) to each of the Company’s independent directors during fiscal year 2020:

	Fees Earned or Paid in Cash	Stock Awards (1)	All Other Compensation	Total

Clint McDonnough	$102,500	$99,997	—	$202,479

John McPherson	$90,000	$159,988		$249,988

Jacques Sarrazin	$82,500	$99,997	—	$182,497

(1)

Represents the aggregate grant date fair value of restricted stock unit awards granted under our 2018 Stock Incentive Plan, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation, or ASC 718. The fair value reported equals the number of restricted stock units granted to each independent director multiplied by the closing price of $8.34 per share for grants on May 19, 2020 and $18.55 per share for grants on November 30, 2020. A grant of 11,990 restricted stock units was made to each of Messrs. McDonnough, McPherson, and Sarrazin on May 19, 2020, and a grant of 3,234 restricted stock units was made to Mr. McPherson on November 30, 2020, all of which will vest on the date of the Annual Meeting and were outstanding as of December 31, 2020. None of the directors held any other outstanding equity awards as of December 31, 2020.

CONTROLLED COMPANY EXEMPTION

Because Lone Star controls more than 50% of our common stock, we are a “controlled company” within the meaning of the corporate governance standards of the stock exchange on which the common shares of our stock are traded, the Nasdaq Stock Market LLC, or Nasdaq. Accordingly, we currently avail ourselves of the “controlled company” exception available under the Nasdaq rules which exempts us from certain corporate governance requirements, such as the requirements that a company have a majority of independent directors on its board of directors, that compensation of the executive officers be determined, or recommended to the board of directors for determination, by a majority of the independent directors or a compensation committee comprised solely of independent directors, and that director nominees be selected, or recommended for the Board of Directors’ selection, by a majority of the independent directors or a nominations committee comprised solely of independent directors.

DIRECTOR INDEPENDENCE

The Board has affirmatively determined that each of Messrs. McDonnough, McPherson and Sarrazin is independent under Nasdaq and SEC rules. Nasdaq’s definition of independence includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings involving the Company, which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Please see the “Controlled Company Exemption” section above for more information regarding the basis for our exemption from certain Nasdaq independence requirements.

BOARD LEADERSHIP STRUCTURE

Our Principles of Corporate Governance provide that the Board shall periodically evaluate and make a determination regarding whether or not to separate the roles of Chairman and Chief Executive Officer based upon the circumstances. Currently, the roles are separate, and the Board is led by a non-executive Chairman, Mr. Meyer. The Board has determined that having a non-executive Chairman provides significant advantages to the Board, as it allows Mr. Watson to focus on the Company’s day-to-day operations, while allowing the Chairman to lead our Board in its role of providing oversight and advice to management. The Principles of Corporate Governance, however, provide us with the flexibility to combine these roles in the future, permitting the roles of Chief Executive Officer and Chairman to be filled by the same individual. This provides our Board with the ability to periodically evaluate and determine whether the two roles should be combined in the future based on Company needs and our Board’s assessment of our leadership structure from time to time.

In addition, pursuant to the Company’s Principles of Corporate Governance, the independent directors have appointed Mr. McPherson, an independent director, to serve as Lead Director and non-executive Vice Chairman of the Board. The Lead Director’s responsibilities include such responsibilities as: presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors if called; approving certain information sent to the Board; approving the agenda and schedule for Board meetings to provide that there is sufficient time for discussion of all agenda items; serving as liaison between the Chairman and the independent directors; and being available for consultation and communication with major stockholders upon request. The Lead Director has the authority to call executive sessions of the independent directors.

BOARD ROLE IN RISK OVERSIGHT

While management has primary responsibility for managing risk, our Board has responsibility for overseeing our risk management process. The Board oversees a Company-wide approach to risk management, designed to enhance stockholder value, support the achievement of strategic objectives and improve long-term organizational performance. The Board determines the appropriate level of risk for the Company generally, assesses the specific risks faced by the Company and reviews the steps taken by management to manage those risks. In connection with this oversight process, the Board receives periodic updates from management on a variety of matters that impact its risk assessment. The Board’s involvement in setting the Company’s business strategy facilitates these assessments and reviews, culminating in the development of a strategy that reflects both the Board’s and management’s consensus as to appropriate levels of risk and the appropriate measures to manage those risks. Pursuant to this structure, risk is assessed throughout the enterprise, focusing on risks arising out of various aspects of the Company’s strategy and the implementation of that strategy, including financial, legal/compliance, operational/strategic, health and safety, cybersecurity, ESG and compensation risks. The Board also considers risk when evaluating proposed transactions and other matters presented to the Board, including acquisitions and financial matters.

While the Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, the Audit Committee reviews and discusses the Company’s practices with respect to risk assessment and risk management. The Audit Committee also focuses on financial risk, including internal controls, and discusses the Company’s risk profile with the Company’s independent registered public accounting firm. In addition, the Audit Committee oversees the Company’s compliance program with respect to legal and regulatory requirements, including the Company’s codes of conduct and policies and procedures for monitoring compliance. The Compensation Committee periodically reviews compensation practices and policies to determine whether they encourage excessive risk taking, including an annual review of management’s assessment of the risk associated with the Company’s compensation programs covering its employees, including executives, and discusses the concept of risk as it relates to the Company’s compensation programs. Finally, the Nominating and Corporate Governance Committee manages risks associated with the independence of directors and Board nominees. Management regularly reports on applicable risks to the relevant committee or the Board, as appropriate, including reports on significant Company projects, with additional review or reporting on risks being conducted as needed or as requested by the Board and its committees.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Audit Committee—The primary responsibilities of our Audit Committee are to oversee the accounting and financial reporting processes of our company and subsidiary companies, and to oversee the internal and external audit processes. The Audit Committee also assists the Board in fulfilling its oversight responsibilities by reviewing the financial information provided to stockholders and others and the system of internal controls established by management and the Board. The Audit Committee oversees the independent auditors, including their independence and objectivity. The Audit Committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist it in fulfilling its responsibilities, and to approve the fees and other retention terms of the advisors.

Since October 4, 2017, the Audit Committee has been comprised of Messrs. McDonnough, McPherson and Sarrazin, with Mr. McDonnough serving as Chair. The Board has determined that each of Messrs. McDonnough, McPherson, and Sarrazin is independent, as defined under and required by the federal securities laws and Nasdaq rules. The Board has determined that Mr. McDonnough qualifies as an audit committee financial expert under the federal securities laws and that each member of the Audit Committee is “financially literate” as required by Nasdaq rules, as such qualification is interpreted by the Board in its business judgment. The Audit Committee held six meetings during fiscal 2020.

Compensation Committee—The primary responsibility of our Compensation Committee is to periodically review and approve the compensation and other benefits for our employees, officers and independent directors. This includes reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers and performance in light of those goals and objectives and setting compensation for these officers based on those evaluations. Our Compensation Committee also administers and has discretionary authority over the issuance of stock awards under our equity incentive plan. The Compensation Committee may delegate authority to review and approve the compensation of our employees to certain of our executive officers, including with respect to awards made under our equity incentive plan. Even where the Compensation Committee does not delegate authority, our executive officers will typically make recommendations to the Compensation Committee regarding compensation to be paid to our employees and the size of grants of stock options, restricted stock and other forms of stock- based compensation.

Since January 2020, the Compensation Committee has been comprised of Messrs. Meyer, McPherson and Lewis, with Mr. Meyer serving as Chair. The Board has determined that Mr. McPherson is independent under Nasdaq rules. As discussed under “Controlled Company Exemption” above, we are a controlled company, as such are not required to have a compensation committee comprised entirely of independent directors under Nasdaq rules. The Compensation Committee held five meetings during fiscal 2020.

Compensation Committee Interlocks and Insider Participation—During fiscal year 2020, Messrs. Meyer, McPherson, and Lewis served as members of our Compensation Committee. None of these individuals was or has been an officer or employee of our Company. None of our executive officers currently serves or has served during the last completed fiscal year, as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board. For a description of the transactions between us and members of the Compensation Committee, and entities affiliated with such members, see the transactions described under “Related Party Transactions” below.

Nominating and Corporate Governance Committee—The Nominating and Corporate Governance Committee oversees all aspects of our corporate governance functions. The committee makes recommendations to our Board regarding director candidates and assists our Board in determining the composition of our Board and its committees. The qualifications that the Nominating and Corporate Governance Committee and Board consider in identifying qualified candidates to serve as directors include age, skills, such as financial background and abilities, education, professional and academic affiliations, industries served, length of service, positions held, and geographies served. The Nominating and Corporate Governance Committee also considers diversity of viewpoints, backgrounds, experience and other demographics in evaluating director candidates and how they contribute to the overall composition of the Board. The Nominating and Corporate Governance Committee assesses the effectiveness of its efforts at pursuing diversity across these measures as part of evaluating the composition of the Board. The Nominating and Corporate Governance Committee also considers director candidates recommended by stockholders and may also consult with outside advisors or retain search firms to assist in the search for qualified candidates. Once potential candidates are identified, including those candidates recommended by stockholders, the Nominating and Corporate Governance Committee reviews the backgrounds of those candidates. Final candidates are then chosen and then interviewed by other Board or management representatives. Based on the interviews, the Nominating and Corporate Governance Committee then makes its recommendation to the Board. If the Board approves the recommendation, the candidate is nominated for election. With regard to procedures for stockholder recommendations of director candidates, please see the requirements described below for stockholder nominations of directors under “Stockholder’s Proposals.”

The Nominating and Corporate Governance Committee is comprised of Messrs. Colorado, Lewis and McDonnough, with Mr. Colorado serving as Chair. The Board has determined that Mr. McDonnough is independent under Nasdaq rules. As discussed under “Controlled Company Exemption” above, we are a controlled company, and as such are not required to have a nominating and governance committee comprised entirely of independent directors under Nasdaq rules. The Nominating and Corporate Governance Committee held two meetings during fiscal 2020.

Committee Charters—The Board has adopted formal charters for each of its three standing Committees. These charters establish the missions of the respective Committees as well as Committee membership guidelines. They also define the purpose, duties, and responsibilities of each Committee in relation to the Committee’s role in supporting the Board and assisting the Board in discharging its duties in supervising and governing the Company. The charters are available on the Company’s investor relations website at investors.forterrabp.com by following the links to “Corporate Governance” and “Documents and Charters” or upon written request to the Company, as set forth under “Corporate Governance—Availability of Documents” below.

CONTACTING THE BOARD OF DIRECTORS

You can contact the Board to provide comments, to report concerns or to ask a question by writing to the following address: Board of Directors of Forterra, Inc. c/o General Counsel, 511 E. John Carpenter Freeway, Suite 600, Irving, Texas 75062 or via electronic mail at GeneralCounsel@forterrabp.com. You may address the Board as a whole or any individual director, including the Lead Director, or committee of the Board at the same address. You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier or other interested party.

Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items which are unrelated to the duties and responsibilities of the Board should be excluded, such as product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

CORPORATE GOVERNANCE

The Company monitors developments in the area of corporate governance and reviews its processes and procedures in light of such developments. Accordingly, the Company reviews federal laws affecting corporate governance, such as the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act as well as various rules promulgated by the SEC, and Nasdaq. The Company believes that it has procedures and practices in place which are designed to enhance and protect the interests of its stockholders.

The Board has approved Principles of Corporate Governance for the Company. The Principles of Corporate Governance address, among other things:

•	The role of the Board;

•	The composition of the Board, including size and membership criteria;

•	Board leadership, including the role of the Lead Director;

•	Service on other boards and audit committees;

•	Functioning of the Board, including regularly held meetings and executive sessions of independent directors;

•	Structure and functioning of the committees of the Board;

•	Director access to management, employees and advisors;

•	Director compensation;

•	Succession planning; and

•	Board and committee performance evaluations.

CODE OF ETHICS

In addition to the Principles of Corporate Governance, the Board has adopted a Code of Ethics and Business Conduct. The Code of Ethics, along with the Principles of Corporate Governance, serves as the foundation for the Company’s system of corporate governance. It provides guidance for maintaining ethical behavior, requires that directors and employees comply with applicable laws and regulations, prohibits conflicts of interest and provides mechanisms for reporting violations of the Company’s policies and procedures.

In the event the Company makes any amendment to, or grants any waiver from, a provision of the Code of Ethics that applies to the principal executive officer, principal financial officer or principal accounting officer that requires disclosure under applicable SEC or Nasdaq rules, the Company will disclose such amendment or waiver and the reasons therefor within four business days following the date of such amendment or waiver on its investor relations website at investors.forterrabp.com.

ANTI-HEDGING POLICY

The Company prohibits all hedging transactions or short sales involving Company securities by our directors and employees, including our executive officers.

AVAILABILITY OF DOCUMENTS

The full text of the Principles of Corporate Governance, the Code of Ethics and Business Conduct and the Charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are accessible by following the links to “Corporate Governance” and “Documents and Charters” on the Company’s investor relations website at investors.forterrabp.com. The Company will also furnish without charge a copy of the foregoing to any person making such a request in writing and stating that he or she is a beneficial owner of common stock of the Company. Requests should be addressed to: Forterra, Inc., 511 E. John Carpenter Freeway, Suite 600, Irving, Texas 75062, Attention: General Counsel.

AUDIT COMMITTEE REPORT

REPORT OF THE AUDIT COMMITTEE ETHICS

The Audit Committee hereby reports as follows:

1.

Management has primary responsibility for the accuracy and fairness of the Company’s consolidated financial statements as well as the processes employed to prepare the financial statements, and the system of internal control over financial reporting.

2.

The Audit Committee represents the Board in discharging its responsibilities relating to the Company’s accounting, financial reporting, financial practices and system of internal controls. As part of its oversight role, the Audit Committee has reviewed and discussed with Company’s management the Company’s audited consolidated financial statements included in our 2020 Form 10-K.

3.

The Audit Committee has discussed with the Company’s independent registered public accounting firm, Ernst & Young LLP, the overall scope of and plans for its audit. The Audit Committee has met with Ernst & Young LLP, with and without management present, to discuss the Company’s financial reporting processes and system of internal control over financial reporting in addition to those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or the PCAOB, and the SEC.

4.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP their independence.

5.

Based on the review and discussions referred to in paragraphs (1) through (4) above, the Audit Committee recommended to the Board and the Board has approved the inclusion of the audited financial statements in our 2020 Form 10-K.

Clint McDonnough, Chair

John McPherson

Jacques Sarrazin

AUDIT AND NON-AUDIT FEES

The table below sets forth the fees billed to the Company by its independent registered public accounting firm, Ernst & Young LLP for the fiscal years indicated.

	2020	2019
	(in thousands)

Audit fees	$3,668	$3,947

Audit-related fees	—	$94

Tax fees	—	—

All other fees	—	—

Total	$3,668	$4,041

Audit Fees—Consist of fees for professional services provided in connection with the annual audit of the Company’s consolidated financial statements; the reviews of the Company’s quarterly results of operations and reports on Form 10-Q; and the services that an independent auditor would customarily provide in connection with audits of the Company’s subsidiaries, other regulatory filings, and similar engagements for each fiscal year shown, such as consents and reviews of documents filed with the SEC.

Audit-related Fees—Consist of fees for accounting consultations related to acquisitions, regulatory filings and other financial accounting and reporting matters.

PRE-APPROVAL POLICIES AND PROCEDURES

In connection with our IPO, the Board adopted a written policy for the pre-approval of certain audit and non-audit services provided by the Company’s independent registered public accounting firm. The policy balances the need to ensure the independence of the Company’s independent registered public accounting firm while recognizing that in certain situations the Company’s independent registered public accounting firm may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing. In general, the Company’s independent registered public accounting firm cannot be engaged to provide any audit or non-audit services unless the engagement is pre-approved by the Audit Committee in compliance with the Sarbanes-Oxley Act of 2002. Certain basic services may also be pre-approved by the Chairman of the Audit Committee under the policy. However, any service that is not specifically pre- approved under the policy must be specifically pre-approved by the Audit Committee if it is to be provided by the independent registered public accounting firm. In determining whether or not to pre-approve services, the Audit Committee determines whether the service is a permissible service under the SEC’s rules, and, if permissible, the potential effect of such services on the independence of the Company’s independent registered public accounting firm. All of the fees identified in the table above were approved in accordance with SEC requirements and pursuant to the policies and procedures described above.

EXECUTIVE OFFICERS

The following table sets forth the name, age and positions of each of our current(1) executive officers:

Name	Age	Position
Karl Watson, Jr.	56	Chief Executive Officer, Director
Charlie Brown	57	Executive Vice President and Chief Financial Officer
Vikrant Bhatia	43	President, Water Pipe & Products
Lori M. Browne	46	Executive Vice President, General Counsel and Corporate Secretary

(1)

Richard Hunter served as President, Drainage Pipe & Products until his employment terminated effective December 31, 2020 in connection with the Company’s internal management realignment of its Drainage Pipe & Products segment and elimination of this position.

Biographical information for Mr. Watson is set forth in this proxy statement in the section entitled “The Board of Directors and its Committees.”

Charlie Brown—Mr. Brown has served as Executive Vice President and Chief Financial Officer since September 2017. Prior to joining Forterra, Mr. Brown spent 14 years with Oldcastle Materials, a supplier of aggregates, asphalt, cement, ready-mix concrete and construction and paving services in North America, where he most recently served as Chief Financial Officer beginning in 2008. Mr. Brown joined Oldcastle Materials as a Vice President of Finance in 2003 and was promoted to Senior Vice President of Finance in 2007. Prior to Oldcastle Materials, Mr. Brown held various finance and senior management roles of increasing responsibility at Vulcan Materials Company, a producer of construction aggregates and aggregates-based construction materials, from 1996 to 2003, and at PPG Industries, a global manufacturer of paints, coatings, and specialty materials, from 1990 to 1996. Mr. Brown holds a Bachelor of Arts in International Economics from The George Washington University in Washington, D.C. and a Master of Management from Northwestern University (Kellogg) in Evanston, Illinois.

Vikrant Bhatia—Mr. Bhatia has served as President, Water Pipe & Products since March 2019. Prior to assuming his current position, Mr. Bhatia served as our Executive Vice President from August 2017 to March 2019, during which time he held responsibilities, including responsibility on a corporate level for procurement, information technology, corporate marketing and, from August 2018 to March 2019, responsibility for the commercial aspects of our Water Pipe & Products segment. Prior to joining us, Mr. Bhatia served as Executive Vice President,

Strategic Initiatives at Copart, Inc., a publicly traded global provider of online auctions and vehicle remarketing services, from January 2016 through January 2017 and as Senior Vice President, Strategic Initiatives from December 2014 through January 2016. Before joining Copart, Mr. Bhatia spent 16 years at Boston Consulting Group, a global management consulting firm, in various roles and with numerous responsibilities, most recently serving as Partner and Managing Director from 2009 to December 2014. Mr. Bhatia holds a Master’s in Business Administration from Stanford University and a Bachelor of Science in Commerce, Finance and MIS from the University of Virginia.

Lori M. Browne—Ms. Browne has served as Executive Vice President, General Counsel and Corporate Secretary since December 2017 and previously served as Senior Vice President, General Counsel and Corporate Secretary from June 2016 through December 2017 and as Vice President and General Counsel from March 2015 to June 2016. From April 2007 through March 2015, Ms. Browne served first as General Counsel for Fairpay Solutions, Inc. through March 2014, and subsequently as Assistant General Counsel for Mitchell International, Inc. after Mitchell’s acquisition of Fairpay Solutions, Inc. Both Fairpay Solutions, Inc. and Mitchell International, Inc. provide health care technology services to property and casualty insurers. Prior to that, Ms. Browne represented a variety of business clients in private practice at Weil, Gotshal & Manges, LLP and Fulbright & Jaworski, LLP. Ms. Browne holds a Juris Doctor degree from The University of Texas School of Law and a Bachelor of Arts degree from Texas A&M University. She is admitted to practice law in the State of Texas.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, the Compensation Discussion and Analysis, or CD&A, we provide an overview of our compensation philosophy and each element of our executive compensation program with regard to the compensation awarded to, earned by, or paid to our named executive officers, or NEOs, during our fiscal year ended December 31, 2020.

For the fiscal year ended December 31, 2020, the following individuals constituted our NEOs.

Named Executive Officer	Title

Karl H. Watson, Jr.	Chief Executive Officer

Charlie Brown	Executive Vice President, Chief Financial Officer

Vikrant Bhatia	President, Water Pipe & Products

Lori Browne	Executive Vice President, General Counsel & Corporate Secretary

Richard Hunter	Former President, Drainage Pipe & Products(1)

(1)

Mr. Hunter’s employment as President, Drainage Pipe & Products terminated effective December 31, 2020 in connection with the Company’s internal management realignment of its Drainage Pipe & Products segment and elimination of this position.

SUMMARY OF CORPORATE GOVERNANCE PRACTICES

Our compensation program incorporates the following corporate governance best practices that are designed to drive performance and serve our stockholders’ interests:

WHAT WE DO	WHAT WE DON’T DO

✓ Align pay to performance by ensuring a significant portion of executive compensation is tied to performance and not guaranteed	× No excise tax gross-ups

✓ Enforce a robust insider trading policy, including prohibiting derivative or other hedging transactions with our shares	× No repricing or cash buyout of underwater stock options without stockholder approval

✓ Provide minimal executive perquisites and executive benefits generally aligned to those available to all of our full-time employees	× No defined benefit pension plans or enhanced retirement formulas

✓ Separate the roles of Chairman and Chief Executive Officer

✓ Engage an independent compensation consultant

Stockholders approved our advisory vote on the compensation of our named executive officers at our 2020 Annual Meeting with 93.4% support. Our Compensation Committee considers the results of our say-on-pay vote when establishing NEO compensation, and, after considering the results of this most recent vote and other factors, the Compensation Committee determined to include performance-based restricted stock units as part of the long-term incentives for all executive officers in 2020.

COMPENSATION PHILOSOPHY

Our compensation programs are designed to attract, motivate, retain and reward our employees in order to promote our long-term success, growth and profitability. In setting compensation levels and designing program elements, we seek to establish overall compensation levels that are internally equitable and competitive within the industries in which we compete for talent. We regularly review our executive officer compensation program with the goal of motivating our executive team to achieve our strategic goals and aligning them with the interests of our stockholders. In particular, we seek to:

•

Align the base salary and incentive compensation of our executive officers to those of similarly situated executives at comparable companies of similar size in our industry, which enables us to hire and retain skilled, experienced and talented individuals;

•

Focus a meaningful portion of our executive officers’ compensation on achieving financial metrics that are tied to the Company’s performance over both short-term and long-term horizons, thereby aligning executives’ interests to those of our stockholders;

•	Recognize and reward individual excellence; and

•	Provide balanced incentives that motivate our executives to achieve our short-term and long-term goals without incentivizing executives to take excessive risks.

ELEMENTS OF 2020 COMPENSATION

The principal elements of our 2020 compensation program are described in the table below:

Element	Description	Objective

Base salary	Fixed level of annual cash compensation, reviewed annually.	Provides a competitive level of base pay designed to attract and retain qualified executives

Annual incentive compensation	Annual cash performance bonus payable based upon attainment of short-term objectives. Under the Company’s 2020 Annual Incentive Plan (the “AIP”), a total target level of annual incentive compensation is set for each individual as a percentage of that individual’s base salary. Annual incentive awards are then earned based on (i) the Company’s annual growth in Economic Profit as measured against a pre-defined Expected Improvement Target, and (ii) the individual’s achievement of certain performance objectives established by the Compensation Committee for our CEO, and by our CEO for his direct reports, including all other NEOs. Final earned annual incentives can range from 0% to 300% of the targeted amount; however, any earned bonus in excess of at an annual ceiling of 200% of the participant’s target award is deposited into the individual’s AIP bonus bank as described further below.	Motivates executives to drive performance and rewards executives for achievement in key areas of operational and financial performance.

Element	Description	Objective

AIP Bonus Bank	AIP participants, including each of the executive officers, has accrued a bonus bank balance comprised of 2020 bonus payments that exceeded the maximum bonus opportunity payable to the executive officer under the AIP. The accrued bonus bank balances roll forward from year-to-year and may be paid in future years, generally subject to the employee’s continued employment with the Company, when bonuses under the AIP are less than the maximum bonus opportunity or used to offset any future earned bonus amounts that would otherwise be negative. Under the terms of the AIP, accrued bonus bank balances are paid out to all participants, including our executive officers, immediately upon the occurrence of a change in control. The transactions contemplated under the Merger Agreement would constitute a change in control for purposes of the bonus bank payments	Provides a longer-term business perspective, aligning performance incentives with the multiyear improvement expectations of the business and provides retentive value.

Long-term equity Incentives	Under our 2016 and our 2018 Stock Incentive Plans, the Compensation Committee may grant executives various types of awards tied to our stock. In 2020, the Compensation Committee granted each of our NEOs (i) restricted stock units that vest ratably over three years and (ii) performance based restricted stock units that are scheduled to vest at between 0-200% of the target award opportunity based on the Company’s relative Total Shareholder Return as compared to the Company’s proxy peer group, over a three-year performance period.	Directly aligns our executives’ interests with those of our stockholders and incentivizes them to increase overall stockholder return and value as well as helps develop an ownership culture in the Company; provides retentive value.

Long-term return- driven incentive compensation	Cash-based long-term incentive plan established prior to our IPO and funded entirely by Forterra US Holdings, LLC, our majority stockholder, under which certain of our NEOs are entitled to potential cash payouts upon designated liquidity events in which Lone Star realizes a specified internal rate of return on its investment in the Company.	Motivates and rewards executives for increasing Company value and serves to align executive compensation with our equity holders’ realized returns; provides retentive value.

Benefits and perquisites

•   Participation in broad-based employee plans offered to our salaried, full-time employees generally, including a 401(k) plan Company match of up to 4% of covered compensation and, in 2020, a discretionary additional contribution by the Company of 2% of covered compensation to all 401(k) plan participants.

•   Use of cars leased by the Company as part of its fleet lease program, together with a fuel card.

Provides competitive benefits and limited perquisites to attract and retain executives. Most of the benefits offered to our executives are similarly offered to all salaried U.S. employees.

2020 COMPENSATION-SETTING PROCESS

Compensation Committee, Board and Executive Officer Involvement

Compensation levels in 2020 for key executive employees, including our NEOs, were set by our Compensation Committee, or the Committee, except for the compensation of our Chief Executive Officer, or CEO, whose compensation was recommended by the Committee for approval by the independent directors of our Board. Our CEO provides information regarding appropriate performance goals for other senior executive officers, his evaluation of their performance, and compensation recommendations for those individuals for the Committee’s consideration. Our Compensation Committee meets in executive session without management as appropriate, at least annually, to evaluate the performance of and determine compensation recommendations for our CEO, including his annual bonus and any performance goals related thereto. Certain other approvals regarding compensation and benefits are made by our independent directors or full Board of Directors, as further described in the Committee’s Charter.

Independent Compensation Consultant

For 2020, the Committee retained Willis Towers Watson as its independent. Willis Towers Watson provides market data regarding compensation among our industry peers as well as larger market trends and also provides information regarding trends in pay mix, types of awards, and key governance and certain regulatory matters. The consultant assisted with the selection of compensation peers and performed a compensation study to assist with benchmarking the compensation of our executive officers and designing our compensation programs for 2020. The compensation consultant attends Compensation Committee meetings and advises the Committee regarding various components of executive and director compensation. The consultant assists the Committee with evaluating the alignment of pay and performance to ensure that our incentive programs are functioning as intended.

Willis Towers Watson provided these services to the Committee for fees in 2020 of approximately $81,000 also provides other services to the Company that are unrelated to executive compensation, including other non-executive compensation-related services, for annual fees in 2020 of approximately $181,000. The decision to engage Willis Towers Watson for these other services was made by management and approved by the Compensation Committee. Our Compensation Committee also evaluated the nature of these unrelated services, among several other relevant factors, and determined that no conflict of interest exists for Willis Towers Watson in rendering independent advice to the Committee.

Compensation Peers

Our Compensation Committee, in consultation with its independent consultant, selected a peer group against which to generally benchmark and analyze the compensation of our executives, including with respect to base salary, annual incentive opportunities, and long-term incentive programs. The peer group was selected primarily based on industry and company size (one-half to two and one-half times our annual revenue), with other considerations for geographic markets where we might compete for talent. Our peer group consists of 17 companies from four industries, including Building Products, Construction and Engineering, Construction Materials, and Industry Machinery, and is comprised of the following companies:

Advanced Drainage Systems, Inc.	Arcosa, Inc.	Armstrong World Industries, Inc.

Cornerstone Building Products, Inc.	Evoqua Water Technologies Corp.	Flowserve Corporation

Gibralter Industries, Inc.	Granite Construction Incorporated.	Simpson Manufacturing Co., Inc.

Masonite International Corporation	Martin Marietta Materials, Inc.	Mueller Water Products, Inc.

Primoris Services Corporation	Summit Materials, Inc.	U.S. Concrete, Inc.

Vulcan Materials Company	Watts Water Technologies, Inc.

For purposes of establishing 2020 compensation, Advanced Drainage Systems, Inc., Arcosa, Inc., Cornerstone Building Products, Inc., Evoqua Water Technologies Corp., Gibralter Industries, Inc. and Simpson Manufacturing

Co., Inc. were added to the peer group and Builders FirstSource, Inc., Eagle Materials Inc., MasTec, Inc., NCI Building Systems, Inc., USG Corporation and Xylem Inc. were removed. The Committee approved these changes to the peer group in an effort to better reflect our business and the size of the revenues of the companies included in the peer group.

EMPLOYMENT AGREEMENTS

Karl Watson, Jr.—Forterra, Inc. entered into an employment agreement with Mr. Watson dated June 21, 2019, pursuant to which he of serves as Chief Executive Officer. The Employment Agreement establishes Mr. Watson’s initial base salary at a rate of $875,000 per year and his target annual bonus at 100% of his base salary, with a maximum annual bonus opportunity equal to 200% of his base salary. The employment agreement also provided for a long-term incentive grant of 1,350,000 performance-based restricted stock units that vest based on the Company’s achievement of certain stock price thresholds as well as Mr. Watson’s continued service for one year after achievement of each price threshold. The employment agreement also provides certain benefits related to Mr. Watson’s relocation to the Dallas-Fort Worth, Texas area within eighteen (18) months of the effective date of the agreement, including costs of a moving company, temporary living expenses in the Dallas-Fort Worth area, and travel to and from Houston, Texas to the Dallas-Fort Worth area for up to eighteen (18) months after his employment began on July 1, 2019. Mr. Watson’s employment agreement also includes certain severance provisions that apply in the event that he is terminated without cause (as defined in his employment agreement) or resigns for good reason (as defined in his employment agreement). These payments are described in further detail in the section entitled “Potential Payments Upon Termination or Change in Control” below and are subject to Mr. Watson’s execution and nonrevocation of a general release of claims and continued compliance with the restrictive covenants contained in his employment agreement, including a 24-month post-termination non-competition covenant, a 24-month post-termination employee and business contact non-solicitation provision, and a mutual non-disparagement covenant.

Charlie Brown—Forterra, Inc. entered into an employment agreement with Mr. Brown dated September 6, 2017, pursuant to which serves as Executive Vice President and Chief Financial Officer. The Employment Agreement establishes Mr. Brown’s initial base salary at a rate of $500,000 per year and his target annual bonus at 100% of his base salary. Mr. Brown’s Employment Agreement also sets forth certain severance provisions that apply in the event that he is terminated without cause (as defined in his Employment Agreement) or resigns for good reason (as defined in his Employment Agreement). These payments are described in further detail in the section entitled “Potential Payments Upon Termination or Change in Control” below and are subject to Mr. Brown’s execution and nonrevocation of a general release of claims and continued compliance with the restrictive covenants contained in his Employment Agreement, including a 12-month post-termination non-competition covenant, a 12-month post-termination employee and business contact non-solicitation provision, and a mutual non-disparagement covenant.

Vikrant Bhatia—Forterra, Inc. entered into an employment agreement with Vikrant Bhatia dated May 22, 2019, pursuant to which Mr. Bhatia serves as President, Water Pipe & Products. The employment agreement established Mr. Bhatia’s 2019 base salary at a rate of $425,000 per year and set his target annual bonus at a level equal to 75% of his base salary (with a maximum annual bonus opportunity equal to 150% of his base salary). Mr. Bhatia’s employment agreement also set forth certain severance provisions that would apply in the event that his employment were terminated without cause (as defined in his employment agreement), he were to resign for good reason (as defined in his employment agreement), or his employment were to terminate as a result of death or disability. These payments are described in further detail in the section entitled “Potential Payments Upon Termination or Change in Control” below and are subject to Mr. Bhatia’s execution and nonrevocation of a general release of claims and continued compliance with the restrictive covenants contained in his employment agreement, including a 12-month post-termination non-competition covenant, a 12-month post-termination employee and business contact non-solicitation provision, and a mutual non-disparagement covenant.

Lori Browne—Forterra, Inc. entered into an Employment Agreement with Lori Browne dated as of December 18, 2017. Under the employment agreement, Ms. Browne continues to serve as Executive Vice President, General Counsel and Corporate Secretary of the Company. The Employment Agreement establishes Ms. Browne’s 2017 base salary at a rate of $350,000 per year as well as sets her target annual bonus at a level equal to 75% of his base salary. Ms. Browne’s Employment Agreement also sets forth certain severance provisions that apply in the event that she is terminated without cause (as defined in her Employment Agreement), resigns for good reason

(as defined in her Employment Agreement), or terminates employment as a result of death or disability. These payments are described in further detail in the section entitled “Potential Payments Upon Termination or Change in Control” below and are subject to Ms. Browne’s execution and nonrevocation of a general release of claims and continued compliance with the restrictive covenants contained in her Employment Agreement. The Employment Agreement contains a number of restrictive covenants, including a 12-month post-termination non-competition covenant, a 12-month post-termination employee and business contact non-solicitation provision, and a mutual non-disparagement covenant.

Richard Hunter—We entered into an employment agreement with Richard Hunter dated May 22, 2019, pursuant to which Mr. Hunter served as President, Drainage Pipe & Products through December 31, 2020. The employment agreement established Mr. Hunter’s 2019 base salary at a rate of $450,000 per year and set his target annual bonus at a level equal to 100% of his base salary (with a maximum annual bonus opportunity equal to 200% of his base salary). Mr. Hunter’s employment agreement also provided for certain severance payments and benefits in connection with his departure, as described further under “Severance Agreements.”

SEVERANCE AGREEMENTS

Richard Hunter—We entered into a separation and release agreement with Richard Hunter as of December 31, 2020 under which Mr. Hunter’s cessation of employment was deemed to be a termination without cause, entitling him to severance benefits under his employment agreement dated Mary 22, 2019. The separation agreement provides for the following: (i) payment of his regular base salary earned through the separation date of December 31, 2020, (ii) payment of any unreimbursed business expenses; (iii) payment of vacation days that have been accrued but unused under our vacation policy; (iv) payment of any amounts due under our benefits plans, programs or arrangement; (v) continued payment of his annual base salary at its current rate of $450,000 for a period of twelve months post-termination; (vi) payment, at the time annual bonuses are paid to other executives, of a bonus for the calendar year 2020 (based on actual performance for such year) in a lump sum amount; and (vii) for a period of twelve months, access to health coverage for Mr. Hunter and his dependents under the Company’s group insurance plans at the same rate applicable to Mr. Hunter immediately prior to December 31, 2020. Such payments and benefits were subject to Mr. Hunter’s execution and nonrevocation of a general release of claims and remain subject to his continued compliance with the restrictive covenants contained in his employment agreement, including a 12-month post-termination non-competition covenant, a 12-month post-termination employee and business contact non-solicitation provision, and a mutual non-disparagement covenant. All equity awards which were unvested as of December 31, 2020 were cancelled and forfeited.

MERGER AGREEMENT AND IMPACT

On February 19, 2021, we entered into an Agreement and Plan of Merger with Quikrete Holdings, Inc. and Jordan Merger Sub, Inc., or the Merger Agreement, under which at the effective time of the Merger, or the Effective Time, the Company will become a wholly-owned subsidiary of Quikrete Holdings, Inc., or the Merger.

We expect the Merger to be completed in fourth quarter of 2021, subject to satisfaction of the closing conditions set forth in the Merger Agreement; however, there can be no assurance that the Merger will be completed at that time, or at all. In this Compensation Discussion and Analysis, we have indicated where the consummation of the Merger is expected to impact the compensation of our NEOs.

DETAILED DISCUSSION OF 2020 COMPENSATION PROGRAM

Base Salary

The NEOs’ base salaries are established based on external market competitiveness, Company performance, individual performance, and internal equity. The base salaries are subject to annual review by the Committee. Effective April 1, 2020, the base salaries for Mr. Bhatia and Ms. Browne were increased by 5.9% and 5.0%, respectively, in an effort to better reflect the 50th percentage of salaries for their roles in similarly sized companies. Effective as of this same date, the NEOs voluntarily agreed to forgo specified amounts of base salary as a precautionary measure to preserve cash in connection with the Company’s initial response to the economic uncertainty related to the COVID-19 pandemic. The salary amounts foregone were reinstated on July 1, 2020, retroactively to April 1, 2020.

NEO	2019 Annual Base Salary (as of year-end)	2020 Annual Base Salary (as of year end)

Karl H. Watson, Jr.(1)	$875,000	$875,000

Charlie Brown	$515,000	$515,000

Vikrant Bhatia	$425,000	$450,000

Lori Browne	$386,250	$405,563

Richard Hunter(2)	$450,000	$450,000

(1)	Mr. Watson’s position was effective July 1, 2019.
(2)	Mr. Hunter’s employment with the Company terminated effective December 31, 2020.

Annual Incentives

The Company maintains the 2020 Annual Incentive Plan (AIP) in which full-time salaried employees, including each of our NEOs participates. For 2020, each NEO’s target and potential annual bonus payouts under this plan were as reflected below.

NEO	Target Bonus (as a percentage of annual base salary)

Karl H. Watson, Jr.	100%

Charlie Brown	100%

Vikrant Bhatia(1)	100%

Lori Browne	75%

Richard Hunter(2)	100%

(1)	In February 2020, the Compensation Committee approved increasing Mr. Bhatia’s annual bonus target from 75% to 100%.
(2)

Mr. Hunter’s employment with the Company terminated effective December 31, 2020. The payment of Mr. Hunter’s annual incentive payment for 2020 was provided for under his Separation Agreement, as more fully described above in the section entitled “Severance Agreements.”

For 2020, annual bonuses were earned pursuant to AIP based on the achievement of certain company-wide or segment-level financial performance metrics as well as the achievement of individual management by objectives, or MBOs. The relative weighting of each performance target for the NEOs was as follows:

NEO	Financial Metric (Company-wide Economic Profit Improvement(1))	Financial Metric (Segment-Specific Economic Profit Improvement)	Personal MBOs

Karl H. Watson, Jr.	80%		20%

Charlie Brown	80%		20%

Vikrant Bhatia(2)	20%	50%	30%

Lori Browne	60%		40%

Richard Hunter(2)	20%	50%	30%

(1)

Under the AIP, this financial metric is measured by comparing the Company’s annual growth in Economic Profit, measured by calculating Net Operating Profit after Taxes and then subtracting a capital charge that is the product of the amount of capital invested in the business multiplied by a weighted average cost of capital, r against the pre-defined Expected Improvement, or EI, target, which represents the targeted improvement that is expected over the prior year’s Economic Profit. The EI target for each year is defined at the Company, Business Segment, and individual Business Unit levels, and is set and fixed, in dollar terms annually.

(2)	The financial metrics governing the AIP for Messrs. Hunter and Bhatia are partially driven by our overall performance and partially driven by the performance of the segment each individual manages.

The Company-wide adjusted Economic Profit Expected Improvement target for 2020 was $19 million, which was intended to be attainable but require significant effort on the part of our management team. The Economic Profit goal also contained a threshold level of Economic Profit, under which the Company was required to attain at least the same Economic profit as was attained for 2019 or no payment would be earned for that component of the award. The payout for this component of the award could range from 0% to 300% of the target based on attainment of various points of improvements in Economic Profit over the prior year. The Company ultimately achieved Economic Profit of $70.9 million over the prior year’s Economic Profit, which resulted in a calculated annual incentive payout of 300% for the Company-wide Economic Profit metric. Under the terms of the AIP Plan, payments to NEOs were capped at 200% of the target amount for the Economic Profit portion of the AIP, with any amount over 200% deposited in each participant’s AIP Bonus Bank for potential payout in subsequent years depending on our performance in those years. In addition to the Company-wide Economic Profit and their MBOs, Messrs. Hunter and Bhatia’s bonuses were based on segment-specific Economic Profit improvement targets for the specific business segments they lead, which were set with the expectation that they would be achievable but would require considerable effort on the part of these individuals. It was determined that Mr. Hunter achieved 202% of his segment-specific adjusted Economic Profit improvement target and that Mr. Bhatia achieved 300% of his segment-specific Economic Profit improvement target, and each received a corresponding payout on this component of his bonus, with any excess above 200% deposited in each NEO’s Bonus Bank.

Individual MBOs varied for each NEO and included performance metrics such as achievement of various targets on our commercial, operational and procurement savings strategies, support of our mergers and acquisitions strategy, working capital targets, and execution on key business projects relevant to the specific NEO’s primary area of responsibility.

The Compensation Committee determined that our NEOs had achieved critical goals for the Company in 2020 including the following:

NEO	Individual Goals for 2020
Karl H. Watson, Jr.

•  Achieve Adjusted EBITDA of at least $231 million

•  Achieve free cash flow of at least $210.4 million

•  Reduce total company leverage to no more than 4.9x Adjusted EBITDA

•  Achieve overall productivity growth of 2% over prior year

•  Reduce SG&A spending to a specified target as a percentage of sales

•  Achieve gross profit margin in Drainage and Water of specified targets

•  Conduct in-depth customer surveys in both businesses and develop measurable action plans based on results

•  Achieve specified targets for billing accuracy

•  Develop and communicate five year strategic framework

•  Recommend implementation framework for new systems framework to reduce general and administrative expenses

•  Slow the pace of plastic penetration versus our products

•  Execute Board approved debt refinancing action plan for both ABL and Term Loan

Charlie Brown

•  Achieve Adjusted EBITDA of at least $231 million;

•  Achieve total company leverage of no more than 4.9x Adjusted EBITDA

•  Improve productivity growth by at least 2% over prior year

•  Improve billing accuracy to specified target

•  Develop recommendation & implementation framework for systems to in plan to reduce general and administrative expenses

•  Reduce G&A expenses from prior year

•  Reduce closing process to no more than 5.5 days

•  Execute Board-approved debt refinancing action plan

•  Develop and execute Board-approved post-secondary investor relations strategy

•  Conduct in-depth talent review succession plans and develop actionable development plans for succession candidates

•  Ensure values, competencies and behaviors are operationalized and widely understood

Vikrant Bhatia

•  Achieve at least $12.5 million in increased Economic Profit over the prior year for the Water Pipe & Products segment

•  Achieve at least 2% productivity growth over prior year

•  Achieve specified pricing targets for core and specialty products

•  Achieve specified targets for OEE

•  Conduct in-depth customer survey and develop measurable action plans based on feedback

•  Achieve specified target for on-time delivery

•  Achieve specified target for billing accuracy

•  Develop a capability to deliver stock pipe within specified period

•  Slow pace of plastic penetration vs. DIP

•  Achieve safety metric—TRIR of 2.0 or less

•  Execute team member engagement survey action plans

•  Invest in supervisors, especially in training

•  Operationalize values, competencies & behaviors

•  Achieve Bronze certification for all field sales professionals

NEO	Individual Goals for 2020
Lori Browne

•  Manage all key litigation matters, including earnout arbitration with HeidelbergCement affiliates, and complete resolution of securities class action

•  Prepare for further equity offerings, including, including engagement of necessary parties, preparation of diligence, drafting of filings, and interaction with regulators

•  Review current Compliance Program and develop action plans to assure robust program in place

•  Obtain and implement contract management system to provide one location for all Company agreements

•  Develop & implement internal service level agreement & related performance metric for standard legal documents

•  Support strategic efforts and efforts to obtain cash through disposition of excess properties

•  Lead all legal aspects of debt refinancing

•  Lead legal efforts on contract negotiation relating to assessment or implementation of system changes to reduce G&A expenses

•  Complete legal staff in-depth talent review and develop actionable plans for succession candidates

•  Train HR and sales team members on timely matters impacting their roles

Richard Hunter

•  Achieve at least $6 million of increased Economic Profit over the prior year for the Drainage Pipe & Products segment

•  Achieve $194 million of Adjusted EBITDA for the Drainage Pipe & Products segment

•  Reduce working capital by at least $20 million in the Drainage Pipe & Products segment

•  Complete customer survey and develop actions plans based on feedback received

•  Implement new quality manual and achieve specified quality targets

•  Improve billing accuracy to specified targets

•  Slow the pace of plastic penetration by hiring 9 new TRE positions

•  Develop and implement plan to increase unit margins on specified products

•  Drainage Productivity growth of at least 2% over the prior year

•  Achieve safety TRIR of 2.0 or less

•  Ensure all commercial team members achieve Bronze certification and General Managers and Operations Directors achieve Lean Level 2 certification

•  Complete talent review for succession planning purposes, and implement individual development plans for key roles

•  Develop and implement action plans based on team member engagement survey feedback

•  Develop and implement a reward & recognition program

Based on achievement of both the Financial Metric and individual MBOs, final payouts and bonus bank amounts under AIP for 2020 were as follows for each NEO:

NEO	Actual Bonus Payout	Bonus Bank(1)
Karl H. Watson, Jr.	$1,752,400	$700,960

Charlie Brown	$980,790	$412,960

Richard Hunter	$767,040(2)	$94,752(2)

Vikrant Bhatia	$852,400	$298,430

Lori Browne	$610,154	$183,043

(1)

Represents amounts accrued to each individual’s bonus bank balance where performance exceeds 200% based on the achievement of Economic Profit at levels in excess of the Expected Improvement against the prior year’s Economic Profit. The accrued bonus bank balances roll forward from year-to-year and may be paid in future years, subject to the individual’s continued employment with the Company, when earned bonuses under the AIP are less than the maximum bonus opportunity or may be used to offset any future earned bonus amounts that would otherwise be negative. Under the terms of the AIP, accrued bonus bank balances are paid out to all participants that are employed by the Company, including our NEOs, immediately upon the occurrence of a change in control, including if the Merger is consummated.

(2)

Mr. Hunter received a payment of $767,040 under his separation agreement, which reflects the pro-rated portion of his 2020 annual bonus assuming achievement of applicable performance goals at the target level, as described further under “Severance Agreements” above. Mr. Hunter forfeited the banked portion of his 2020 annual bonus upon the termination of his employment with the Company.

Equity Incentive Compensation

2020 Annual Equity Awards

We grant long-term equity incentive compensation to our NEOs in order to align their interests with our stockholders’ long- term interests and create an ownership culture within the Company. On March 13, 2020, we granted our NEOs the following awards of restricted stock units, or RSUs, which grow in value with our share price. Such awards also provide retentive value over the applicable three-year vesting periods.

•	Mr. Watson received 123,723 RSUs;

•	Mr. Brown received 35,114 RSUs;

•	Mr. Bhatia received 26,064 RSUs;

•	Ms. Browne received 24,556 RSUs; and

•	Mr. Hunter received 30,448 RSUs, which were forfeited upon the termination of his employment, on December 31, 2020.

To arrive at these numbers of RSUs, the Committee established overall target award levels for each NEO based on peer group data for comparable positions, individual and Company performance and then awarded that value 50% in RSUs and 50% in Performance-Based RSU Awards as described below. If the Merger is consummated, per the terms of the Merger Agreement, any unvested RSUs will vest immediately prior to the closing of the Merger. Such RSUs would then be cashed out.

Performance-Based RSU Awards

On April 1, 2020, our Board approved the award of performance-based RSUs, or PSUs to our NEO’s which were granted on April 27, 2020. After consultation with the Compensation Committee’s independent consultant, the Compensation Committee determined that PSUs would help to align our NEOs with stockholders while providing retentive value over the three-year performance period that applies to the awards. The PSUs will be earned based on the Company’s relative Total Shareholder Return, or TSR, as compared to the TSR of the other companies in our peer group, over a three year period from April 1, 2020 through March 31, 2023, or the Measurement Period. If our TSR performance does not meet the threshold level of at least the 35th percentile of all peer group companies, there will be no PSUs earned. To earn the target level of PSUs, our TSR performance must be the 55th percentile of the peer group companies over the Measurement Period, with a maximum payout of 200% if our TSR over the Measurement Period meets or exceeds the 85th percentile of the peer group companies.

•	Mr. Watson received 91,067 PSUs;

•	Mr. Brown received 25,846 PSUs;

•	Mr. Bhatia received 19,185 PSUs;

•	Ms. Browne received 18,075 PSUs; and

•	Mr. Hunter received 22,411 PSUs, which were forfeited upon the termination of his employment with the Company on December 31, 2020.

See the “2020 Grants of Plan-Based Awards” table below for additional information on these awards. If the Merger is consummated, per the terms of the Merger Agreement, the PSUs will be deemed earned at the greater of the target amount of PSUs granted or such number of PSUs that would have otherwise been earned based on our relative TSR performance as compared to our peer group through the latest practicable date prior to closing of the Merger. Such PSUs would then be cashed out.

At the time he began his employment with us in 2019, Mr. Watson was granted PSUs which were scheduled to vest based on attainment of various stock price hurdles and Mr. Watson’s continued employment thereafter with us. The first stock price hurdle was achieved on September 18, 2019, resulting in 67,500 of these PSUs vesting on such date and the remaining 202,500 of the PSUs vested on September 18, 2020. The second stock price hurdle was achieved on November 5, 2019, resulting in 67,500 of these PSUs vesting on such date and the remaining 202,500 of the units vesting on November 5, 2020. The third stock price hurdle was achieved on November 25, 2019, resulting in 67,500 of these PSUs vesting on such date and the remaining 202,500 of the units vesting on November 25, 2020. The fourth stock price hurdle was achieved on February 6, 2020, resulting in an additional 67,500 PSUs vesting on such date with the remaining 202,500 vesting on February 6, 2021. The fifth and final stock price hurdle was achieved on December 21, 2020, resulting in 67,500 PSUs vesting on such date, with the remaining 202,500 units expected to vest, dependent on Mr. Watson’s continued employment, on December 21, 2021. If the Merger is consummated, per the terms of the Merger Agreement, Mr. Watson’s remaining unvested PSUs will vest at the closing of the transaction and will be cashed out.

Long Term Incentive Plan

Prior to our IPO, LSF9 Concrete Holdings Ltd, or Concrete Holdings, established a cash-based long term incentive plan, the LSF9 Concrete Holdings Ltd. Long Term Incentive Plan, or the LTIP. In connection with the corporate restructuring immediately prior to the IPO, on October 14, 2016, Concrete Holdings transferred sponsorship of the LTIP to Forterra, but retained economic responsibility for any payments under the LTIP. On October 19, 2016, Concrete Holdings transferred all of its remaining obligations and liabilities under the LTIP from Concrete Holdings to Forterra US Holdings, LLC, our majority stockholder.

Under the LTIP, participants are granted pool units entitling them, subject to the terms of the LTIP, to a potential cash payout upon a designated liquidity event. Generally, for purposes of the LTIP, a liquidity event occurs when:

•

Lone Star Fund IX (U.S.), L.P. and/or its affiliates sell, transfer or otherwise dispose of all or a portion of their direct and indirect ownership interests in Concrete Holdings or a respective successor entity (whether through a direct sale, merger, consolidation, reorganization, or other similar transaction) to an unrelated third party for cash;

•

A firm commitment underwritten public offering of the equity interests of Concrete Holdings or a respective successor entity is consummated that either (1) is registered under the Securities Act, or (2) results in such equity interests being admitted for trading on either the Main Market or the AIM market of the London Stock Exchange, in each case, where Lone Star Fund IX (U.S.), L.P. and/or its affiliates sell all or a portion of their direct and indirect ownership interests in Concrete Holdings or a respective successor entity, as applicable, in such offering; or

•

Forterra US Holdings pays any cash distributions to Lone Star Fund IX (U.S.), L.P. and/or its affiliates (including in connection with a sale of the assets of, or equity interests issued by, Concrete Holdings or a respective successor entity).

We are considered a successor entity of Concrete Holdings for purposes of the occurrence of a liquidity event under the LTIP. We are liable for any payment obligations triggered under the LTIP, but Forterra US Holdings, LLC will remain obligated to make payments to us in amounts equal to any payment obligations triggered under the LTIP as and when such payment obligations are triggered under the LTIP. The Merger is expected to give rise to a liquidity event under the LTIP.

As of December 31, 2020, Ms. Browne was the only NEO’s participating in the LTIP, holding a total of 17,500 pool units. The total number of pool units authorized under the LTIP is 1,000,000.

As described in the section entitled “Potential Payments Upon Termination or Change in Control” below, even vested pool units held by an LTIP participant will remain subject to forfeiture in the event of a termination for cause (as defined in their respective employment agreements) or in the event that no Exit Transaction occurs by the sixth anniversary of the grant date and the participant is no longer employed by Forterra Pipe and Precast, LLC or an affiliate.

The units granted to Ms. Browne are not subject to vesting provisions but remain subject to forfeiture in the event of her failure to comply with certain restrictive covenants, including a non-competition and non-solicitation provision, the termination of her employment (although she may retain all pool units for six months following a termination without cause, as determined by the LTIP administrator) or upon the occurrence of an Exit Transaction.

Under the LTIP, in the event of a liquidity event while the participant is still employed, the participant will be entitled to a payment based on the full number of his or her then outstanding pool units, whether or not vested at the time.

The value of a participant’s pool units is determined as of the closing date of each liquidity event relative to that participant’s interest in the incentive pool, calculated as the number of outstanding pool units (whether vested or unvested) held by the individual participant, divided by the aggregate number of pool units outstanding under the LTIP. The amount of profits credited to the incentive pool under the LTIP in connection with a liquidity event is based upon the cumulative internal rate of return (pursuant to the terms of the LTIP) realized upon the liquidity event by Forterra US Holdings’ direct and indirect equity holders immediately prior to our IPO. In addition, the incentive pool will not be credited with any amounts and no payouts will be made unless such internal rate of return is at least 15%. Payments under the LTIP, if earned pursuant to the LTIP, are made in cash within sixty days after the closing of the applicable liquidity event.

The amount of profits that are credited to the LTIP incentive pool upon a liquidity event are summarized in the table and narrative below:

Cumulative IRR Achieved from Aggregate LE Cash Received	Percentage of the Incremental LE Profit Amount to be Credited as LE Participation Amount
14.99% or less	0.0%
Over 15% up to 16.49%	2.50% of excess over 15%
Over 16.5% up to 17.99%	5.50% of excess over 16.5%
Over 18% up to 19.99%	7.00% of excess over 18%
Over 20% up to 22.99%	8.00% of excess over 20%
Over 23% up to 25.99%	9.00% of excess over 23%
Over 26% up to 28.99%	9.75% of excess over 26%
Over 29% up to 31.99%	10.00% of excess over 29%
Over 32% up to 34.99%	10.50% of excess over 32%
Over 35% up to 44.99%	12.25% of excess over 35%
Over 45%	5.00% of excess over 45%

Upon a liquidity event, the incentive pool will be credited with an amount equal to the “LE Participation Amount,” which is to be a portion of the excess of:

(i) the sum of the net cash proceeds from the event causing the liquidity event actually received by Forterra US Holdings, LLC’s direct and indirect equity owners net of transaction costs and expenses, or the LE Cash Received, plus all prior LE Cash Received (collectively with the current LE Cash Received, the Aggregate LE Cash Received), over

(ii) the beginning equity value (as defined in the LTIP) (such excess, the LE Profit Amount).

To determine such portion, Forterra US Holdings, LLC will calculate a cumulative internal rate of return, or IRR (pursuant to the terms of the LTIP) with respect to the Aggregate LE Cash Received, which will be determined separately as to each component of LE Cash Received so that the time of payment is taken into account in determining the rate of return. The incentive pool will not be credited unless and until the cumulative IRR equals or exceeds 15% but once the cumulative IRR equals or exceeds 15%, then the LE Participation Amount will be a varying percentage of the tranches of the LE Profit Amount that are required to achieve varying levels of Cumulative IRR, determined pursuant to the table above.

In the table above, the percentage in the right-hand column in any particular row is applied only to the portion of the LE Profit Amount attributable to the incremental cumulative IRR reflected in the left-hand column of such row.

As of December 31, 2020, there have been no payments under the LTIP to any of our NEOs, but if the Merger is consummated, there is expected to be a liquidity event which would result in a payment to Ms. Browne that would vary in amount based on Lone Star’s final realized IRR and the date of closing of the transaction.

Additional Compensation and Benefit Details

We provide very limited perquisites and other benefits to our executives. We do not provide our executives, including our NEOs, with special or supplemental retirement or health benefits. Our NEOs are eligible for retirement, health and welfare benefits under the same programs and subject to the same eligibility requirements that apply to our salaried, full-time employees generally. We believe that all of the benefits made available to our NEOs are reasonable and are intended to help us attract and retain them.

In 2020, we matched any contributions that employees made to our 401(k) plan in an amount of up to 4% of the employee’s covered compensation, subject to limitations on contributions set by applicable federal law. In addition, based on our exceptional performance in 2020, the Board approved an additional one time 2% contribution to all employees participating in our 401(k) plan as of the last day of 2020, which contribution was made in February 2021. In connection with her employment, Ms. Browne has been granted the use of an automobile leased by Forterra Pipe & Precast, LLC as part of its fleet lease program, together with a fuel card that can be used for purchase of fuel for the vehicle. The aggregate incremental cost to us of each of these benefits is reflected in the “All Other Compensation” column of the Summary Compensation Table below.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee of the Board of Directors of Forterra, Inc.

Chris Meyer, Chair

John McPherson

Chad Lewis

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of our NEOs for our fiscal years ended December 31, 2020, 2019, and 2018. Messrs. Watson and Hunter were not NEOs for 2018.

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Karl H. Watson, Jr.	2020	875,850	—	2,021,228	—	1,737,532	55,856	4,705,334
Chief Executive Officer	2019	437,500	—	6,453,000	—	437,500	45,578	7,373,578
Charlie Brown	2020	515,855	—	573,649	—	980,780	13,705	2,083,989
Executive Vice President and Chief Financial Officer	2019	511,265	—	376,046	298,138	775,075	13,580	1,974,104
	2018	500,000	—	298,001	447,000	525,650	99,920	1,870,571
Vikrant Bhatia	2020	425,900	—	425,805	—	852,400	11,833	1,715,938
President, Water Pipe & Products	2019	413,462	—	232,191	184,085	383,584	13,232	1,226,554
	2018	375,000	35,000	184,000	276,000	334,997	9,605	1,214,602
Lori Browne	2020	401,589	—	401,169	—	610,145	18,636	1,431,539
Executive Vice President and General Counsel	2019	383,453	—	254,905	202,094	396,002	29,679	1,266,133
	2018	368,761	—	181,798	272,701	345,965	29,680	1,198,905
Richard Hunter	2020	433,975	—	497,416	—	767,040	13,384	1,711,815
Former President, Drainage Pipe & Products	2019	430,385	—	310,427	246,114	696,330	13,154	1,696,410

(1)	Current position held by the NEOs as of March 31, 2021 except for Mr. Hunter, who served as President, Drainage Pipe & Products through December 31, 2020.
(2)	Includes elective deferrals the executive contributed to our 401(k) plan.

(3)

Represents the aggregate grant date fair value of performance-based restricted stock unit and restricted stock unit awards granted to each of the NEOs in accordance with Accounting Standards Codification (ASC) 718 and Item 402 of Regulation S-K. For additional information on the assumptions used in determining fair value for share-based compensation, refer to Notes 2 and 19 in our Consolidated Financial Statements included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2020 (our “2020 Form 10-K”). Performance-based RSUs granted in 2020 are included in this table assuming target performance is achieved, Is such PSUs were earned at maximum, the grant date value of such awards would have been as follows: Mr. Watson - $2,100,006, Mr. Brown - $596,008, Mr. Bhatia - $516,798, Ms. Browne - $ 442,406 and Mr. Hunter - $416,810. As noted above, Mr. Hunter forfeited his 2020 RSUs and PSUs in connection with his December 31, 2020 departure. Also see the “2020 Grants of Plan-Based Awards” table below for additional information on these awards.

(4)

Represents the aggregate grant date fair value of stock options granted to each of the NEOs in accordance with ASC 718 and Item 402 of Regulation S-K. The amounts reflect the fair market value at the date of grant for these awards based on a binomial value using the Black-Scholes valuation model. The binomial value assigned to an option as of each grant date is as follows:

Date of Grant	NEO	Option Value
March 14, 2019	Messrs. Brown, Bhatia, Hunter and Ms. Browne	$1.51
March 1, 2018	Messrs. Brown, Bhatia and Ms. Browne	$2.53

For additional information on the valuation assumptions used in determining fair value for share-based compensation, refer to Notes 2 and 19 in the Consolidated Financial Statements in our 2020 Form 10-K.

(5)

These amounts reflect payments under our Annual Incentive Plan, excluding amounts deposited into the AIP Bonus Bank for our NEOs, which for Mr. Watson totaled $700,960, for Mr. Brown totaled $412,960, for Mr. Bhatia totaled $298,340, for Ms. Browne totaled $183,043; Mr. Hunter’s AIP Bonus Bank amount would have been $94,752, but that amount was forfeited when his employment terminated effective December 31, 2020.

(6)

The “All Other Compensation” column for 2020 includes, as applicable for each NEO: (a) Company contributions under the Company’s 401(k) plan with respect to such period, (b) amounts paid to lease a Company vehicle under our fleet lease program described above, (c) amounts paid in connection with relocation per the terms of Mr. Watson’s employment agreement, and (d) premiums paid in connection with group life insurance made available to our NEOs. The amounts of each benefit included for each of our NEOs are reported in the table below.

Name	Company Contributions to 401(k) Plan	Company Vehicle Payments/Car Allowance	Relocation Payments/ Allowance	Tax Gross Up for Relocation Payments	Group Life Insurance Premiums
Karl H. Watson, Jr.	$11,400	—	$24,719	$16,038	$3,700
Charlie Brown	$11,400	—	—	—	$2,306
Vikrant Bhatia	$11,400	—	—	—	$433
Lori Browne	$11,400	$6,637	—	—	$599
Richard Hunter	$11,400	—	—	—	$1,984

GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information with respect to: (1) the annual cash incentive bonuses awarded to each NEO for 2020 and (2) the awards granted to each NEO under our 2018 Stock Incentive Plan in 2020.

Name	Type of Award	Approval Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Exercise or Base Price of Awards ($/Share)	Grant Date Fair Value of Stock Awards (3)
				Threshold ($)	Target ($)	Maximum ($)(1)
Karl H. Watson, Jr.	Annual Incentive Plan			438,100	876,200	1,752,400
	Restricted Stock Units		3/13/2020				123,723	7.85	971,226
	Performance-Based Restricted Stock Unit	4/1/2020	4/27/2020				91,067	11.53	1,050,003
Charlie Brown	Annual Incentive Plan			258,100	516,200	1,032,400
	Restricted Stock Units		3/13/2020				35,114	7.85	275,644
	Performance-Based Restricted Stock Unit	4/1/2020	4/27/2020				25,846	11.53	298,004
Rich Hunter	Annual Incentive Plan			225,600	451,200	902,400
	Restricted Stock Units		3/13/2020				30,448	7.85	239,017
	Performance-Based Restricted Stock Unit	4/1/2020	4/27/2020				22,411	11.53	258,399
Vikrant Bhatia	Annual Incentive Plan			213,100	426,200	852,400
	Restricted Stock Units		3/13/2020				26,064	7.85	204,602
	Performance-Based Restricted Stock Unit	4/1/2020	4/27/2020				19,185	11.53	221,203
Lori Browne	Annual Incentive Plan			152,536	305,072	610,145
	Restricted Stock Units		3/13/2020				24,556	7.85	192,765
	Performance-Based Restricted Stock Unit	4/1/2020	4/27/2020				18,075	11.53	208,405

(1)

Our AIP contemplates that a participant may earn an award of up to 300% on the Economic Profit portion of an award and up to 200% on the MBOs portion of the award for exceptional performance, but a maximum of 200% of the Economic Profit portion of the award is payable in any given year, with any excess amount over 200% credited to a participant’s AIP Bonus Bank for potential payout in subsequent years The AIP also permits the Compensation Committee to grant discretionary additional bonuses in excess of this amount in order to recognize exceptional Company and individual performance. No such bonuses were granted for 2020 performance.

(2)

Reflects the number of restricted stock units and performance-based restricted stock units granted in 2020. Unless an award is forfeited prior to vesting, restricted stock units vest in approximately one-third increments on each of the first, second, and third anniversary of the grant date. Performance-based restricted stock units vest at between 0-200% of the target amount of shares shown above based on our Total Shareholder Return as compared to other companies in our compensation peer group over a three-year performance period. See “Compensation Peers” for additional information on the peer group.

(3)

Represents the fair value (at grant date) of PSUs and RSUs granted to NEOs in 2020 in accordance with ASC 718 based on the closing price of Forterra, Inc. common stock per share on Grant Date. The fair value of the Performance Share Units awards was 149.4% of the April 27, 2020 grant date closing stock price of $7.72, which is $11.53 per unit, while the stock price at close on March 13, 2020 was $7.85, as compared to the 30-day volume-weighted average price of $12.73 that was used in determining the number of restricted stock units awarded to NEOs.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2020

The following table provides information on stock option, restricted stock, and restricted stock units held by each NEO that were outstanding as of December 31, 2020. The market value of the stock awards is based on the closing market price of Forterra common stock on December 31, 2020 of $17.19 per share

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Option (#) Exercisable	Number of Securities Underlying Unexercised Option (#) UnExercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)

Karl H. Watson, Jr.	—	—		—	—	91,067	(1)	3,131,794

	—	—		—	—	123,723	(2)	2,127,417

	—	—		—	—	405,000	(3)	6,963,975

Charlie Brown	65,783	131,568	(4)	4.24	03/14/2029	25,846	(5)	888,844

	117,774	58,906	(6)	7.29	03/01/2028	35,114	(7)	603,785

	271,084	—		4.23	09/25/2027	59,127	(8)	1,016,689

						13,629	(9)	234,351

Rich Hunter(10)	54,304	—		4.24	3/31/2021	—		—

	46,008	—		9.23	3/31/2021	—		—

Vikrant Bhatia	40,618	81,236	(11)	4.24	03/14/2029	19,185	(12)	659,772

	72,720	36,371	(13)	7.29	03/01/2028	26,064	(14)	448,170

	32,967	—		9.16	12/12/2027	36,508	(15)	627,755

	34,384	—		8.92	08/07/2027	8,416	(16)	144,713

Lori Browne	44,591	89,184	(17)	4.24	03/14/2029	18,075	(18)	621,599

	71,850	35,937	(19)	7.29	03/01/2028	24,556	(20)	422,240

	14,483	—		18.96	03/20/2027	40,080	(21)	689,176

	21,880	—		18.00	10/19/2026	8,315	(22)	142,976

(1)	These performance-based restricted stock units may be earned at between 0-200% of the target shares granted and are shown at the maximum in the table above.
(2)	These restricted stock units vest annually in approximately equal increments of one-third, with remaining vesting dates of March 13, 2021, March 13, 2022, and March 13, 2023.
(3)

The vesting dates for these remaining performance-based restricted stock units, in the amount of $202,500 each, are February 6, 2021 and December 21, 2021, each of which is the one year anniversary after the stock price hurdle was met for the applicable tranche of PSUs.

(4)	These options vest annually in equal increments of one-third, with remaining vesting dates of March 14, 2021 and March 14, 2022.
(5)	These performance-based restricted stock units may be earned at between 0-200% of the target shares granted and are shown at the maximum in the table above.
(6)	These options vest annually in equal increments of one-third, with one remaining vesting date of March 1, 2021.
(7)	These restricted stock units vest annually in approximately equal increments of one-third, with remaining vesting dates of March 13, 2021, March 13, 2022, and March 13, 2023.
(8)	These restricted stock units vest annually in approximately equal increments of one-third, with remaining vesting dates of March 14, 2021 and March 14, 2022.
(9)	These restricted stock units vest annually in approximately equal increments of one-third, with one remaining vesting date of March 1, 2021.

(10)

All options and restricted stock units not vested by December 31, 2020 were forfeited upon Mr. Hunter’s departure from the company, and his vested options were had an expiration date of March 31, 2021.

(11)	These options vest annually in equal increments of one-third, with remaining vesting dates of March 14, 2021 and March 14, 2022.
(12)	These performance-based restricted stock units may be earned at between 0-200% of the target shares granted and are shown at the maximum in the table above.
(13)	These options vest annually in equal increments of one-third, with one remaining vesting date of March 1, 2021.
(14)	These restricted stock units vest annually in approximately equal increments of one-third, with remaining vesting dates of March 13, 2021, March 13, 2022, and March 13, 2023.
(15)	These restricted stock units vest annually in approximately equal increments of one-third, with remaining vesting dates of March 14, 2021 and March 14, 2022.
(16)	These restricted stock units vest annually in approximately equal increments of one-third, with one remaining vesting date of March 1, 2021.
(17)	These options vest annually in equal increments of one-third, with remaining vesting dates March 14, 2021 and March 14, 2022.
(18)	These performance-based restricted stock units may be earned at between 0-200% of the target shares granted and are shown at the maximum in the table above.
(19)	These options vest annually in equal increments of one-third, with a remaining vesting date of March 1, 2021.
(20)	These restricted stock units vest annually in approximately equal increments of one-third, with remaining vesting dates of March 13, 2021, March 13, 2022, and March 13, 2023.
(21)	These restricted stock units vest annually in approximately equal increments of one-third, with remaining vesting dates of March 14, 2021 and March 14, 2022.
(22)	These restricted stock units vest annually in approximately equal increments of one-third, with one remaining vesting date of March 1, 2021.

OPTION EXERCISES AND STOCK VESTED

The following table provides information concerning the vesting of restricted stock and restricted stock units during the fiscal year ended December 31, 2020 for each of our NEOs. There were no stock options exercised by our NEOs during 2020. For more information on our equity compensation plan, see the “Equity Incentive Compensation” section of the “Compensation Discussion and Analysis.”

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Karl H. Watson, Jr.	—	—	742,500	11,057,513

Charlie Brown	—	—	66,834	681,269

Vikrant Bhatia	—	—	32,569	352,062

Rich Hunter	—	—	29,820	237,662

Lori Browne	—	—	33,309	315,975

(1)	Value reflects the shares acquired on vesting multiplied by the closing price of our common stock on the date of vesting and doesn’t reflect actual value realized by the NEO.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Equity Awards

Under our 2016 and 2018 Stock Incentive Plans, with respect to each of the stock options, restricted stock unit and performance-based restricted stock units granted to our NEOs, if the relevant NEO’s employment were to terminate as a result of death, disability, retirement (as defined under the applicable plan or relevant award agreement) or under the terms of a transaction constituting a Change in Control (as defined under the applicable plan) without cause within 24 months following such Change in Control: (a) all unvested restricted stock and restricted stock unit awards would vest, and (b) all unvested stock options would vest and remain exercisable for a period of 12 months from the date of termination. None of our NEOs are “retirement” eligible under the applicable definition.

Effect of Merger on Stock Options, RSUs and PSUs

If the Merger is consummated, such transaction will be considered a Change in Control as defined under the applicable plan, and pursuant to the Merger Agreement entered into after fiscal year-end, the following will occur with respect to each outstanding stock option, RSU, and PSU:

•

Each RSU that is solely subject to time-based vesting requirements granted under the Company Stock Plan that is outstanding immediately prior to the Effective Time will fully vest and be converted into the right to receive an amount in cash (without interest and subject to applicable tax withholdings) equal to the product of (i) the Merger Consideration multiplied by (ii) the number of shares of Company Common Stock subject to such vested RSU.

•

Each PSU granted under the Company Stock Plan that is outstanding immediately prior to the Effective Time will immediately vest (based on the level of achievement of the applicable performance goals described below) and be converted into the right to receive an amount in cash (without interest and subject to applicable tax withholding) equal to the product of (a) $24.00 multiplied by (b) the number of shares of Company Common Stock subject to such vested Company PSU Award immediately prior to the Effective Time. The number of shares of Company Common Stock subject to outstanding Company PSU Awards that will vest will be determined based on the greater of (x) the level of actual performance achieved prior to the Effective Time as reasonably determined by a duly authorized committee of the Board using the information available through the latest practicable date prior to the Effective Time and otherwise consistent with past practice and (y) the target level of performance set forth in each applicable restricted stock unit award agreement.

•

Each stock option granted under the Company Stock Plan that is outstanding immediately prior to the Effective Time will fully vest, to the extent not vested previously, and be converted into the right to receive an amount in cash (without interest and subject to applicable tax withholding) equal to the product of (x) the remainder, if positive, of $24.00 minus the exercise price per share of such Company Stock Option, multiplied by (y) the number of shares of Company Common Stock subject to such Company Stock Option. If the exercise price per share of a Company Stock Option equals or exceeds $24.00, such Company Stock Option will be canceled at the Effective Time for no consideration.

Karl H. Watson, Jr.—Pursuant to his June 21, 2019 employment agreement, subject to execution and nonrevocation of a general release of claims and continued compliance with the restrictive covenants contained in his employment agreement, described in the section entitled “Employment Agreements” above, Mr. Watson is entitled to the following benefits in the event of a termination of his employment without cause (as defined in his employment agreement) or a resignation by Mr. Watson for good reason (as defined in his employment agreement): (1) continued payment of his base salary for a period of 24 months post-termination; (2) payment of a pro-rated annual bonus for the year of termination based on actual performance, payable at the time bonuses for such year are paid to other executives; and (3) availability of continuation coverage in accordance with COBRA at the rates applicable to him immediately prior to termination for a period of 12 months post-termination. In the event of Mr. Watson’s death or disability, he, or his estate, as applicable, is entitled to any payments determined by the Board in its sole and absolute discretion.

Assuming Mr. Watson’s employment was terminated as of December 31, 2020, and where noted, a change in control had occurred as of such date, the payments and benefits that would have been provided to him in connection with his separation would have been as follows:

	Base Salary Continuation	Pro-rated 2020 Annual Bonus	Health Care Coverage Continuation (1)	RSUs and PSUs (2)	Total
Termination without Cause or Resignation for Good Reason not in connection with a Change in Control	$1,750,000	$1,752,400	$15,469	$6,961,950	$10,479,819
Termination without Cause in connection with Retirement	$1,750,000	$1,752,400	$15,469	$6,961,950	$10,479,819
Termination without Cause in connection with a Change in Control	$1,750,000	$1,752,400	$15,469	$10,654,190	$14,172,059
Death or Disability	n/a	$1,752,400	n/a	$9,088,748	$10,841,148
(1)	Based on applicable COBRA rates in effect under our group health plan as of December 31, 2020.

(2)

As of December 31, 2020, 945,000 of the PSUs granted on July 1, 2019 had vested according to the terms of the award agreement, none of the restricted stock units granted on March 14, 2020 had vested, and the performance based restricted stock units granted on April 1, 2020 had not vested according to the terms of the award agreements. However, in the event of a termination without cause, all of Mr. Watson’s unvested RSUs would have been forfeited and canceled, the PSUs from the July 2019 grant for which the applicable performance targets had been achieved prior to the date of termination would have become vested on the date of termination, all unvested PSUs from the July 2019 grant for which the applicable performance target had not been achieved would have been forfeited and canceled, and all unvested PSUs from the April 2020 grant would have been forfeited and canceled under their terms because less than 12 months of the performance period had been completed prior to the date of termination. In the event of a termination due to Mr. Watson’s retirement, a pro-rated portion of the unvested PSUs granted in July 2019 for which the applicable performance targets had been achieved prior to the date of termination would have become vested on the date of termination, such pro-rated portion to be determined by multiplying the unvested shares by a formula involving the number of months of service to us after achievement of the applicable performance target, and all other unvested PSUs and RSUs would have been forfeited and canceled as of the date of termination because less than 12 months of the performance period for the PSUs had been completed prior to the date of termination and Mr. Watson would not have completed the number of years of service to permit accelerated vesting of the RSUs at retirement under the Plan. In the event of his death or disability, all Mr. Watson’s unvested RSUs would have vested immediately, the PSUs from the July 2019 grant for which the applicable performance targets had been achieved prior to the date of termination would have become vested on the date of termination, all unvested PSUs from the July 2019 grant for which the applicable performance target had not been achieved would have been forfeited and canceled, and the PSUs granted in April 2020 would be been forfeited and canceled under their terms because less than 12 months of the performance period had been completed prior to the date of termination. In the event of a termination in connection with a change of control, provided we are no longer a controlled company of Lone Star, all of Mr. Watson’s unvested PSUs and RSUs would have vested immediately prior to the consummation of the change in control. The value included above reflects the number of shares for which vesting would have accelerated multiplied by the closing price per share of our common stock of $17.19 on December 31, 2020, the last trading day of our fiscal year and vesting at the target amount (in the case of PSUs).

Charlie Brown—Pursuant to his September 6, 2017 employment agreement, subject to execution and nonrevocation of a general release of claims and continued compliance with the restrictive covenants contained in his employment agreement, described in the section entitled “Employment Agreements” above, Mr. Brown is entitled to the following benefits in the event of a termination of his employment without cause (as defined in his employment agreement) or a resignation by Mr. Brown for good reason (as defined in his employment agreement): (1) continued payment of his base salary for a period of 12 months post-termination; (2) payment of a pro-rated annual bonus for the year of termination based on actual performance, payable at the time bonuses for such year are paid to other executives; and (3) availability of continuation coverage in accordance with COBRA at the rates applicable to him immediately prior to termination for a period of 12 months post-termination. In the event of Mr. Brown’s death or disability, he, or his estate, as applicable, is entitled to any payments determined by the Board in its sole and absolute discretion.

Assuming Mr. Brown’s employment was terminated as of December 31, 2020, and where noted, a change in control had occurred as of such date, the payments and benefits that would have been provided to him in connection with his separation would have been as follows:

	Base Salary Continuation	Pro-rated 2020 Annual Bonus	Health Care Coverage Continuation (1)	Stock Options, RSUs and PSUs (2)	Total
Termination without Cause or Resignation for Good Reason not in Connection with a Change in Control or in connection with Retirement	$515,000	$980,780	$15,469	All unvested awards are forfeited	$1,511,249
Termination without Cause in Connection with a Change in Control	$515,000	$980,780	$15,469	$4,585,553	$6,096,802
Death or Disability	n/a	$980,780	n/a	$4,141,260	$5,122,040
(1)	Based on applicable COBRA rates in effect under our group health plan as of December 31, 2020.

(2)

As of December 31, 2020, two-thirds of the stock options and restricted stock options granted on March 1, 2018 had vested according to the terms of the award agreements, one-third of the stock options and restricted stock granted on March 14, 2019 had vested, none of the restricted stock units granted on March 13, 2020 had vested, and the performance based restricted stock units granted on April 1, 2020 had not vested according to the terms of the award agreements. However, in the event of a termination without cause or due to retirement, all of Mr. Brown’s unvested RSUs would have been forfeited and canceled, and all unvested PSUs would have been forfeited and canceled under their terms because less than 12 months of the performance period had been completed prior to the date of termination and he would not have completed the number of years of service to permit accelerated vesting of the RSUs at retirement under the Plan. In the event of his death or disability, all of Mr. Brown’s unvested stock options and RSUs would have vested immediately, and the PSUs would be been forfeited and canceled under their terms because less than 12 months of the performance period had been completed prior to the date of termination. In the event of a change of control, provided we are no longer a controlled company of Lone Star, all of Mr. Brown’s unvested PSUs and RSUs would have vested immediately prior to the consummation of the change in control. The value included above reflects the number of shares that would have accelerated multiplied by the closing price per share of our common stock of $17.19 on December 31, 2020, the last trading day of our fiscal year, less the relevant exercise price (in the case of stock options) and vesting at the target amount (in the case PSUs).

Vikrant Bhatia—Pursuant to his May 22, 2019 employment agreement, subject to execution and nonrevocation of a general release of claims and continued compliance with the restrictive covenants contained in his employment agreement,, described in the section entitled “Employment Agreements” above, Mr. Bhatia is entitled to the following benefits in the event of a termination of his employment by us without cause (as defined in his employment agreement) or a resignation by Mr. Bhatia for good reason (as defined in his employment agreement): (1) continued payment of his base salary for a period of 12 months post-termination; (2) payment of a pro-rated annual bonus for the year of termination based on actual performance, payable at the time bonuses for such year are paid to other executives; and (3) availability of continuation coverage in accordance with COBRA at the rates applicable to him immediately prior to termination for a period of 12 months post-termination. In the event of Mr. Bhatia’s death or disability, he, or his estate, as applicable, is entitled to payment of a pro-rated annual bonus for the year of termination, payable at the time bonuses for such year are paid to other executives, in an amount determined by the Forterra, Inc. Board of Directors in its sole discretion.

Assuming Mr. Bhatia’s employment was terminated as of December 31, 2020, and where noted, a change in control had occurred as of such date, the payments and benefits that would have been provided to him in connection with his separation would have been as follows:

	Base Salary Continuation	Pro-rated 2020 Annual Bonus	Health Care Coverage Continuation (1)	Stock Options, RSUs and PSUs (2)	Total
Termination without Cause or Resignation for Good Reason not in Connection with a Change in Control or in connection with Retirement	$450,000	$852,400	$15,469	All unvested awards are forfeited	$1,317,869
Termination without Cause in Connection with a Change in Control	$450,000	$852,400	$15,469	$2,962,153	$4,280,022
Death or Disability	n/a	$852,400	n/a	$2,632,363	$3,484,763
(1)	Based on applicable COBRA rates in effect under our group health plan as of December 31, 2020.

(2)

As of December 31, 2020, two-thirds of the stock options and restricted stock options granted on March 1, 2018 had vested according to the terms of the award agreements, one-third of the stock options and restricted stock granted on March 14, 2019 had vested, none of the restricted stock units granted on March 13, 2020 had vested, and the performance based restricted stock units granted on April 1, 2020 had not vested according to the terms of the award agreements. However, in the event of a termination without or in connection with retirement, all of Mr. Bhatia’s unvested RSUs would have been forfeited and canceled, and all unvested PSUs would have been forfeited and canceled under their terms because less than 12 months of the performance period had been completed prior to the date of termination and he would not have completed the number of years of service to permit accelerated vesting of the RSUs at retirement under the Plan. In the event of his death or disability, all of Mr. Bhatia’s unvested stock options and RSUs would have vested immediately, and the PSUs would be been forfeited and canceled under their terms because less than 12 months of the performance period had been completed prior to the date of termination. In the event of a termination in connection with a change of control, provided we are no longer a controlled company of Lone Star, all of Mr. Bhatia’s unvested PSUs and RSUs would have vested immediately prior to the consummation of the change in control. The value included above reflects the number of shares that would have accelerated multiplied by the closing price per share of our common stock of $17.19 on December 31, 2020, the last trading day of our fiscal year, less the relevant exercise price (in the case of stock options) and vesting at the target amount (in the case of PSUs).

Lori Browne—Pursuant to her December 18, 2017 employment agreement, subject to execution and nonrevocation of a general release of claims and continued compliance with the restrictive covenants contained in her employment agreement, described in the section entitled “Employment Agreements” above, Ms. Browne is entitled to the following benefits in the event of a termination of her employment by us without cause (as defined in her employment agreement) or a resignation by Ms. Browne for good reason (as defined in her employment agreement): (1) continued payment of her base salary for a period of 12 months post-termination; (2) payment of a pro-rated annual bonus for the year of termination based on actual performance, payable at the time bonuses for such year are paid to other executives; and (3) availability of continuation coverage in accordance with COBRA at the rates applicable to her immediately prior to termination for a period of 12 months post-termination. In the event of Ms. Browne’s death or disability, she, or her estate, as applicable, is entitled to any payments determined by the Board in its sole and absolute discretion.

In addition, under her LTIP award agreement, in the event of a termination of employment for any reason other than cause (as defined in his employment agreement), Ms. Browne is entitled to retain any pool units she holds as of her termination of employment for a period of six months after termination of employment.

Assuming Ms. Browne’s employment was terminated as of December 31, 2020, and where noted, a change in control had occurred as of such date, the payments and benefits that would have been provided to her in connection with her separation would have been as follows:

	Base Salary Continuation	Pro-rated 2020 Annual Bonus	Health Care Coverage Continuation (1)	Stock Options, RSUs and PSUs (2)	LTIP Units (3)	Total
Termination without Cause or Resignation for Good Reason not in Connection with a Change in Control or in connection with Retirement	$405,563	$610,145	n/a	All unvested awards are forfeited	Remain Outstanding through June 30, 2020	$1,015,708
Termination without Cause in Connection with a Change in Control	$405,563	$610,145	n/a	$3,075,446	Remain Outstanding through June 30, 2021	$4,091,154
Death or Disability	n/a	$610,145	n/a	$2,764,737	n/a	$3,374,882

(1)	Ms. Browne does not currently participate in our group health plan.

(2)

As of December 31, 2020, two-thirds of the stock options and restricted stock options granted on March 1, 2018 had vested according to the terms of the award agreements, one-third of the stock options and restricted stock granted on March 14, 2019 had vested, none of the restricted stock units granted on March 13, 2020 had vested, and the performance based restricted stock units granted on April 1, 2020 had not vested according to the terms of the award agreements. However, in the event of a termination without cause or due to or in connection with retirement, all of Ms. Browne’s unvested RSUs would have been forfeited and canceled, and all unvested PSUs would have been forfeited and canceled under their terms because less than 12 months of the performance period had been completed prior to the date of termination and she would not have completed the number of years of service to permit accelerated vesting of the RSUs at retirement under the Plan. In the event of her death or disability, all of Ms. Browne’s unvested stock options RSUs would have vested immediately, and the PSUs would be been forfeited and canceled under their terms because less than 12 months of the performance period had been completed prior to the date of termination. In the event of a termination in connection with a change of control, provided we are no longer a controlled company of Lone Star, all of Ms. Browne’s unvested PSUs and RSUs would have vested immediately prior to the consummation of the change in control. The value included above reflects the number of shares that would have accelerated multiplied by the closing price per share of our common stock of $17.19 on December 31, 2020, the last trading day of our fiscal year, less the relevant exercise price (in the case of stock options) and vesting at the target amount (in the case of PSUs).

(3)	Had she been terminated on December 31, 2020, the 17,500 pool units granted to Ms. Browne would have remained outstanding through June 30, 2021 under the terms of her LTIP Award Agreement.

Richard Hunter—Pursuant to a separation and release agreement by and between Mr. Hunter and us effective December 31, 2020, Mr. Hunter’s employment was terminated without cause. The separation agreement provides for the following in accordance with the terms of Mr. Hunter’s employment agreement with us dated as of May 22, 2019: (1) continued payment of his base salary for a period of 12 months post-termination; (2) payment of a pro-rated annual bonus for the year of termination based on actual performance, payable at the time bonuses for such year are paid to other executives; and (3) availability of continuation coverage in accordance with COBRA at the rates applicable to him immediately prior to termination for a period of 12 months post-termination. The separation agreement also includes a customary release by Mr. Hunter of claims against us and our affiliates.

	Base Salary Continuation	Pro-rated 2020 Annual Bonus	Health Care Coverage Continuation (1)	Stock Options, RSUs and PSUs	Total
Termination without Cause or Resignation for Good Reason not in Connection with a Change in Control	$450,000	$767,040	$15,469	All unvested awards are forfeited	$1,232,509
(1)	Based on applicable COBRA rates in effect under our group health plan as of December 31, 2020.

CEO PAY RATIO

We have prepared the following information in accordance with the requirements of Item 402(u) of Regulation S-K. The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

For purposes of determining our median-compensated employee, we prepared a list of all 4,631 individuals employed by us as of December 31, 2020, which included all full-time, part-time, temporary and seasonal (summer) employees. As permitted by SEC rules, we then excluded 245 employees of our U.S. Pipe Mexico operation, who comprise less than 5% of our total employee population. We then ordered the list based on each employee’s annual cash compensation. With a global employee population of 4,631, the total number of employees used for the calculation was 4,386 based on the above exemption. We applied the December 31, 2020 exchange rate of $0.80 for adjusting Canadian employee salaries to US dollars. From this list, our median-compensated employee’s 2020 annual total compensation was $58,956 and total annual compensation for Karl H. Watson, Jr., our Chief Executive Officer, was $4,705,334.

The ratio of our CEO’s 2020 annual total compensation to the 2020 annual total compensation for our median-compensated employee was 79.8 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodology described above.

SECURITY OWNERSHIP

The following table presents information concerning the beneficial ownership of the shares of our common stock as of the Record Date, by (1) each person known to us to beneficially own more than 5% of the outstanding shares of our common stock, (2) each of our directors and NEOs and (3) all of our directors and executive officers as a group. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Under these rules, more than one person may be deemed beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless indicated below, the address of each individual listed below is c/o 511 E. John Carpenter Freeway, Suite 600, Irving, Texas 75062.

Name of Beneficial Owner	Shares of Common Stock	Percentage of Total Outstanding Common Stock (%)
5% Stockholder
Forterra US Holdings, LLC(1)	34,907,250	52.4%
Electron Capital Partners, LLC(2)	4,419,200	6.6%
Named Executive Officers
Karl H. Watson, Jr.(3)	1,073,847	1.6%
Charlie Brown(4)	798,706	1.2%
Vikrant Bhatia(5)	369,313	*
Lori Browne(6)	319,283	*
Richard Hunter(7)	32,598	*
Directors
Richard “Chip” Cammerer, Jr.(8)	—	—
Rafael Colorado(8)	—	—
Maureen Harrell(8)	—	—
Chad Lewis(8)	—	—
Clint McDonnough(9)	74,429	*
John McPherson(10)	191,253	*
Chris Meyer(8)	62,500	*
Jacques Sarrazin(11)	31,139	*
All directors and executive officers as a group (12 persons)(12)	2,920,470	4.4%

*	Represents less than 1% of total outstanding common stock.
(1)

Forterra US Holdings, LLC, a Delaware limited liability company, is wholly owned by LSF9 Stardust Holdings, L.P., a Bermuda exempted limited partnership, which is controlled by its general partner, LSF9 Stardust GP, LLC, a Delaware limited liability company, which is wholly owned by Lone Star Fund IX (U.S.), L.P., a Delaware limited partnership, which is controlled by its general partner, Lone Star Partners IX, L.P., a Bermuda exempted limited partnership, which is controlled by its general partner, Lone Star Management Co. IX, Ltd., a Bermuda limited exempted company, which is controlled by its sole owner (shareholder) John P. Grayken. The address for such persons is 2711 North Haskell Avenue, Suite 1700, Dallas, Texas 75204.

(2)

Beneficial ownership information of Electron Capital Partners, LLC is based on the Schedule 13G filed jointly with the SEC by Electron Capital Partners, LLC and James O. Shaver on February 16, 2021. According to this Schedule 13G, both of Electron Capital Partners and Mr. Shaver have (i) sole power to vote 0 shares of common stock, (ii) shared power to vote 4,419,200 shares of common stock, (iii) sole power to dispose of 0 shares of common stock and (iv) shared power to dispose of 4,419,200 shares of common stock. The address for each reporting person is 10 East 53rd Street, 19th Floor, New York, NY 10022.

(3)	Mr. Watson is also a Director.
(4)	Includes options to purchase 579,331 shares of common stock that have vested.
(5)	Includes options to purchase 257,678 shares of common stock that have vested.
(6)	Includes options to purchase 233,333 shares of common stock that have vested.
(7)	Based on information available to us as of the Record Date; Mr. Hunter’s employment with us terminated effective December 31, 2020.
(8)

Owns interests in entities which own direct or indirect non-controlling interests in Forterra US Holdings, LLC and therefore expressly disclaims any beneficial ownership of our common stock owned by Forterra US Holdings, LLC.

(9)	Includes options to purchase 2,810 shares of common stock that have vested and 11,990 restricted stock units that have vested or will vest within 60 days of the Record Date.
(10)	Includes options to purchase 76,302 shares of common stock that have vested and 15,224 restricted stock units that have vested or will vest within 60 days of the Record Date.

(11)	Includes options to purchase 2,810 shares of common stock that have vested and 11,990 restricted stock units that have vested or will vest within 60 days of the Record Date.
(12)	Includes all directors and officers, but excludes Mr. Hunter, who was no longer an executive officer as of the Record Date.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. To the Company’s knowledge, based solely on a review of the copies of such filings on file with the Company and written representations from its directors and executive officers, except as set forth below, all Section 16(a) filing requirements applicable to the Company’s directors, officers and greater-than-ten-percent beneficial owners were complied with on a timely basis during the fiscal year ended December 31, 2020, except for one Form 4 filing for each of Messrs. Watson, Brown, Bhatia, Hunter and Ms. Browne related to acquisition of restricted stock unit awards on March 13, 2020 that were filed April 27, 2020.

RELATED PARTY TRANSACTIONS

In connection with our IPO, we implemented a written policy pursuant to which our Audit Committee reviews and approves or ratifies transactions with our directors, executive officers and holders of more than 5% of our voting securities and their affiliates (each, a related party). Prior to approving or ratifying any transaction with a related party, the Audit Committee will consider the material facts as to the related party’s relationship with us or interest in the transaction. We did not have a formal review and approval policy for related party transactions at the time of any transaction described below.

RELATIONSHIPS WITH LONE STAR AND AFFILIATES

Lone Star currently owns 52.4% of our outstanding common stock. For as long as Lone Star and its affiliates continue to beneficially own shares of common stock representing more than a majority of the voting power of our common stock, they will be able to direct the election of all of the members of our Board and exercise a controlling influence over our business and affairs, including any determinations with respect to mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional common stock or other equity securities, the repurchase or redemption of common stock and the payment of dividends. Similarly, Lone Star will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in our control and could take other actions that might be favorable to them.

Registration Rights Agreement—We entered into a registration rights agreement with Lone Star in connection with our IPO. The terms of the registration rights agreement include provisions for demand registration rights and piggyback registration rights in favor of Lone Star. The registration rights agreement does not provide for the payment of any consideration by us to Lone Star if a registration statement for the resale of shares of common stock held by Lone Star is not declared effective or if the effectiveness is not maintained. All of Lone Star’s 34,907,250 shares of our common stock are entitled to these registration rights and were registered on a Form S-3 shelf registration statement filed in December 2019. In fiscal year 2020, we paid approximately $0.5 million in expenses pursuant to this agreement in connection with a registered secondary public offering of common stock by Lone Star.

Tax Receivable Agreement—In connection with our IPO, we entered into a tax receivable agreement with Lone Star that provides for, among other things, the payment by us to Lone Star of 85% of the amount of certain covered tax benefits that we and our subsidiaries have generated or are expected to generate, which may reduce the actual liability for certain taxes that we might otherwise be required to pay. The tax benefits subject to the tax receivable agreement, or the Covered Tax Benefits, include: (i) all depreciation and amortization deductions, and any offset to taxable income and gain or increase to taxable loss, resulting from the tax basis that we had in our assets as of the time of the consummation of our IPO, (ii) the utilization of our and our subsidiaries’ net operating losses and tax credits, if any, attributable to periods prior to our IPO, (iii) deductions in respect of payments made, funded or reimbursed by an initial party to the tax receivable agreement (other than us or one of our subsidiaries) or an affiliate thereof to participants under the LTIP, (iv) deductions in respect of transaction expenses attributable to the acquisition of U.S. Pipe and (v) certain other tax benefits attributable to payments made under the tax receivable agreement. The tax receivable agreement provides for payments to Lone Star in an amount equal to 85% of the aggregate reduction in U.S. federal, state, local and non-U.S. income taxes payable realized by us and our subsidiaries (using an assumed combined state and local income tax rate of 5%) from the utilization of such Covered Tax Benefits.

The obligations under the tax receivable agreement are our obligations and not obligations of our subsidiaries and are not conditioned upon Lone Star maintaining a continued direct or indirect ownership interest in us. For purposes of the tax receivable agreement, the aggregate reduction in income tax payable by us are computed by comparing our actual income tax liability with our hypothetical liability (using an assumed combined state and local income tax rate of 5%) had we not been able to utilize the Covered Tax Benefits, taking into account several assumptions and adjustments, including, for example, that:

•	we will pay state and local taxes at a rate of 5%, even though our actual effective state and local tax rate may be materially lower;
•	tax benefits existing at the time of our IPO are deemed to be utilized before any post-closing/after- acquired tax benefits;
•	a non-taxable transfer of assets by us to a non-consolidated entity is treated under the tax receivable agreement as a taxable sale at fair market value; and
•

a taxable sale or other taxable transfer of subsidiary stock by us is (in cases where the subsidiary’s tax basis in its assets exceeds our tax basis in the subsidiary’s stock) treated under the tax receivable agreement as a taxable sale of the subsidiary’s assets.

The foregoing assumptions and adjustments could cause us to be required to make payments under the tax receivable agreement that are significantly greater than the benefits we realize in respect of the Covered Tax Benefits. The tax receivable agreement will remain in effect until all Covered Tax Benefits have been used or expired, unless the agreement is terminated early, as described below.

We expect that the payments we make under the tax receivable agreement could be substantial. Based on our current estimates, as included in our 2020 Annual Report on Form 10-K, and assuming no material changes in the relevant tax law, and that we and our subsidiaries earn sufficient taxable income to realize the full tax benefits subject to the tax receivable agreement, we expect that future payments under the tax receivable agreement will aggregate to approximately $64.2 million (excluding any payments that may be made to Lone Star under the tax receivable agreement as a result of tax benefits recognized in connection with payments under the LTIP). Depending on the amount and timing of our future earnings (if any) and on other factors, including the effect of any limitations imposed on our ability to use the Covered Tax Benefits, it is possible that all payments required under the tax receivable agreement could become due within a relatively short period of time. The actual amount and utilization of the Covered Tax Benefits, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including the amount, character, and timing of our and our subsidiaries’ taxable income in the future.

Payments under the tax receivable agreement are generally due within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, but interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Late payments will generally accrue interest at a rate of LIBOR plus 500 basis points. The tax receivable agreement provides that if, at any time, we elect an early termination of the tax receivable agreement with approval of a majority of our independent directors and with Lone Star’s consent, we are in material breach of our obligations under the agreement, or certain credit events described in the tax receivable agreement occur with respect to us (including a breach of the leverage covenant described below), we would be required to make an immediate payment equal to the present value of the anticipated future tax benefits to Lone Star. Such payment would be based on certain valuation assumptions, including the assumption that we and our subsidiaries have sufficient taxable income and tax liabilities to fully utilize such tax benefits. We may elect to completely terminate the tax receivable agreement early only with the written approval of Lone Star. The tax receivable agreement also provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control, our (or our successor’s) payments under the tax receivable agreement for each taxable year after any such event would be based on certain valuation assumptions, including the assumption that we and our subsidiaries have sufficient taxable income to fully utilize the Covered Tax Benefits. Accordingly, payments under the tax receivable agreement may be made years in advance of the actual realization, if any, of the anticipated future tax benefits and may be significantly greater than the benefits we realize in respect of the tax attributes subject to the tax receivable agreement.

In addition, were the Internal Revenue Service to successfully challenge the availability or amount of any of the Covered Tax Benefits, Lone Star would not reimburse us for any payments previously made under the tax receivable agreement, but future payments under the tax receivable agreement, if any, would be netted against any unreimbursed payments to reflect the result of any such successful challenge by the Internal Revenue Service. As a result, we could make payments under the tax receivable agreement in excess of our actual cash savings in income tax.

We have full responsibility and sole discretion over all tax matters concerning the Company. However, we are required to notify Lone Star of any audit by a taxing authority, the outcome of which is reasonably expected to affect Lone Star’s rights under the tax receivable agreement. We do not have the right to enter into any settlement of such an audit without the consent of Lone Star (not to be unreasonably withheld, conditioned or delayed). For so long as the tax receivable agreement remains outstanding, we are restricted from entering into any agreement that would be materially more restrictive with respect to our ability to make payments under the tax receivable agreement than the terms of our credit agreements entered into in connection with our IPO or, unless permitted by the terms of such credit agreements or any replacement credit agreements to the extent the terms thereof are no less restrictive in this regard than the applicable credit agreement it replaced, incurring debt that would cause our consolidated net leverage ratio (the ratio of consolidated funded indebtedness less unrestricted cash to consolidated EBITDA) to exceed a certain specified ratio, in each case without the prior written consent of Lone Star (not to be unreasonably withheld, conditioned or delayed).

In fiscal year 2020, we made aggregate payments to Lone Star of $13.1 million under the tax receivable agreement.

Certain risks related to the tax receivable agreement are discussed in greater detail in Item 1A, Risk Factors, in our 2020 Form 10-K.

EXECUTIVE OFFICER AND DIRECTOR INDEMNIFICATION AGREEMENTS

Our amended and restated bylaws permit us to indemnify our executive officers and directors to the fullest extent permitted by law, subject to limited exceptions. We have entered into indemnification agreements with each of our executive officers and directors that provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

STOCKHOLDERS’ PROPOSALS

Only stockholders meeting certain criteria outlined in the Company’s Bylaws are eligible to submit nominations for election to the Board or to bring other proper business before an annual meeting. Under the Company’s Bylaws, stockholders who wish to nominate persons for election to the Board or bring other proper business before an annual meeting must give proper notice to the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Company. Therefore, notices regarding nominations of persons for election to the Board and other proper business for consideration at the 2022 annual meeting of stockholders must be submitted to the Company no earlier than Wednesday, January 12, 2022 and no later than Friday, February 11, 2022. Notices regarding nominations and other proper business must include certain information concerning the nominee or the proposal and the proponent’s ownership of common stock of the

Company, in each case as set forth in the Company’s Bylaws. Nominations or other proposals not meeting these requirements will not be entertained at the annual meeting. Notices must be delivered to the Secretary of the Company in writing at its principal executive offices at Forterra, Inc., 511 E. John Carpenter Freeway, Suite 600, Irving, Texas 75062. If timely notice of a matter is not received by the Company (or if notice is timely but the stockholder fails to satisfy the requirements of SEC Rule 14a-4), then the proxies named on the proxy cards distributed by the Company for the annual meeting may use the discretionary voting authority granted to them by the proxy cards if the matter is raised at the Annual Meeting.

In order to be included in the Company’s Proxy Statement and form of proxy relating to the 2022 annual meeting pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals must be received by the Secretary of the Company no later than December 11, 2021. While the Board will consider stockholder proposals that we receive, we reserve the right to omit from our proxy statement stockholder proposals that do not satisfy applicable SEC rules.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” can provide extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold common stock directly. Any such requests to the Company in writing should be addressed to: Forterra, Inc., 511 E. John Carpenter Freeway, Suite 600, Irving, Texas 75062, Attention: General Counsel; phone (469) 458-7973.

ADDITIONAL INFORMATION

The Company’s annual audited financial statements and review of operations for fiscal year ended December 31, 2020 can be found in our 2020 Form 10-K. A copy of our 2020 Form 10-K is being mailed concurrently with this Proxy Statement to each stockholder of record on the Record Date.

You can also access a copy of our 2020 Form 10-K on the Company’s investor relations website at investors.forterrabp.com. The Company will furnish without charge a copy of our 2020 Form 10-K, including the financial statements and any schedules thereto or to any person requesting in writing and stating that he or she was the beneficial owner of the Company’s common stock on the Record Date. The Company will also furnish copies of any exhibits to our 2020 Form 10-K to eligible persons requesting exhibits at a cost of $0.50 per page, paid in advance. The Company will indicate the number of pages to be charged for upon written inquiry. Requests should be addressed to: Forterra, Inc., 511 E. John Carpenter Freeway, Suite 600, Irving, Texas 75062, Attention: General Counsel.

OTHER BUSINESS

The Board does not intend to present any other business for action at the Annual Meeting and does not know of any business intended to be presented by others.

Lori M. Browne

Executive Vice President and General Counsel

Irving, Texas

April 9, 2021

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

P.O. BOX 8016, CARY, NC 27512-9903	INTERNET Go To: www.proxypush.com/FRTA • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote
PHONE Call 1-866-829-5135 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions
MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided

Forterra, Inc. Annual Meeting of Stockholders For Stockholders as of March 31, 2021

TIME:	Wednesday, May 12, 2021 10:30 AM, Central Time
PLACE:	Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/FRTA for more details.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Karl H. Watson, Jr. and Lori Browne, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Forterra, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Forterra, Inc.

Annual Meeting of Stockholders

Please make your marks like this:	X	Use dark black pencil or pen only

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2 AND 3

	PROPOSAL		YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS
1.	Election of Directors
		FOR	WITHHOLD

	1.01 Chris Meyer	☐	☐		FOR

	1.02 Richard “Chip” Cammerer, Jr.	☐	☐		FOR

	1.03 Rafael Colorado	☐	☐		FOR

	1.04 Maureen Harrell	☐	☐		FOR

	1.05 Chad Lewis	☐	☐		FOR

	1.06 Karl H. Watson, Jr.	☐	☐		FOR
		FOR	AGAINST	ABSTAIN

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021.	☐	☐	☐	FOR

3.	To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐	FOR

4.	To conduct such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

You must register to attend the meeting online and/or participate at www.proxydocs.com/FRTA

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) Date	Signature (if held jointly) Date